Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

Climate Change Crisis Real Impact I Acquisition Corporation,

CRIS THUNDER MERGER LLC,

EVGO HOLDINGS, LLC,

EVGO HOLDCO, LLC

and

EVGO OPCO, LLC

Dated as of January 21, 2021

i

ii

EXHIBIT A	Form of Registration Rights Agreement
EXHIBIT B	Form of Second Amended and Restated SPAC Certificate of Incorporation
EXHIBIT C	Form of Amended and Restated Bylaws of SPAC
EXHIBIT D	OpCo Amended and Restated LLC Agreement
EXHIBIT E	Form of Sponsor Agreement
EXHIBIT F	Form of Tax Receivable Agreement
EXHIBIT G	Form of Company Assignment and Contribution Agreement
EXHIBIT H	Directors of SPAC
EXHIBIT I	Form of Nomination Agreement

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	SPAC Knowledge Parties

iii

BUSINESS COMBINATION AGREEMENT dated as of January 21, 2021 (this “Agreement”), by and among Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“SPAC”), CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“SPAC Sub”), EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (the “Company”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo” and, together with Holdings and the Company, the “EVgo Parties”).

WHEREAS, SPAC, SPAC Sub and the EVgo Parties desire to enter into the Combination Transactions and the other Transactions (each, as further defined herein);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the Combination Transactions pursuant to this Agreement and the other Transaction Documents, including on behalf of SPAC Sub in SPAC’s capacity as the sole member of SPAC Sub, and (b) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents by the stockholders of SPAC;

WHEREAS, in connection with the Closing, (i) Holdings, SPAC and certain stockholders of SPAC shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A and (ii) Holdings and SPAC shall enter into a Nomination Agreement substantially in the form attached hereto as Exhibit I (the “Nomination Agreement”);

WHEREAS, SPAC, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated September 29, 2020 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of SPAC Founders Stock in favor of this Agreement, the Combination Transactions and the other Transactions;

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of SPAC Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated concurrently with the consummation of the Combination Transactions and the other Transactions;

WHEREAS, Sponsor, certain of its affiliates and certain other persons, concurrently with the execution and delivery of this Agreement, are entering into a letter agreement (the “Sponsor Agreement”) substantially in the form attached hereto as Exhibit E;

WHEREAS, in connection with the Closing, Holdings, SPAC and SPAC Sub shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) along with any other holders named therein substantially in the form attached hereto as Exhibit F; and

WHEREAS, the Company, Holdings and SPAC, concurrently with the execution and delivery of this Agreement, are entering into a side letter related to certain agreements between SPAC, the Company and Holdings (the “Side Letter”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, except with respect to the last sentence of Section 8.03, Section 9.11, Section 3.19, Section 6.15(a), Section 6.15(c) and the definition of Intercompany Debt, none of LS Power Equity Partners IV, L.P. (“LS Fund”) or any of its affiliates (other than the Company and its subsidiaries), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an affiliate of Holdings or the Company for purposes of this Agreement.

“Ancillary Agreements” means the Registration Rights Agreement, the Nomination Agreement, the Sponsor Agreement, the Tax Receivable Agreement, the Side Letter and all other agreements, certificates and instruments executed and delivered by any of SPAC, SPAC Sub, Holdings or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of SPAC Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees), plus the amount of Available Financing Proceeds, minus the EVgo Transaction Expenses, minus the SPAC Transaction Expenses, plus any cash held by SPAC in any working capital or similar account.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to SPAC resulting from the Subscription Agreements.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class B Exchange Right” means, following the Closing, the right of a holder of SPAC Class B Common Stock to convert such shares of SPAC Class B Common Stock, together with a corresponding number of OpCo Units, into shares of SPAC Class A Common Stock on a one-for-one basis, as set forth in the OpCo A&R LLC Agreement and the Second A&R SPAC Certificate of Incorporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Assignment and Contribution Agreement” means an assignment instrument evidencing the assignment, transfer and contribution to OpCo of the Company Interests, in the form of Exhibit G.

“Company Equity Value” means $1,958,000,000.

“Company Interests” means all of the issued and outstanding limited liability company interests of the Company.

“Company IP” means the Company-Owned IP together with the Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities, or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by any EVgo Party of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) and other force majeure events (including any escalation or general worsening thereof), including any COVID-19 Measures; (e) any actions taken or not taken by the Company or the Company Subsidiaries, as contemplated or required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to Section 3.05); (g) any failure or potential failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (excluding any such disproportionate Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Software” means Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Subsidiary” means each subsidiary of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, workplace modification, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 or any other pandemic.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with SPAC’s initial public offering payable to the underwriters upon consummation of a business combination.

“Employee Benefit Plan” means (i) any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan, agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements, programs or arrangements or any other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, for any employee, former employee or director, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA).

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or occupational health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EVgo Transaction Expenses” means all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of the EVgo Parties, which EVgo Transaction Expenses shall include the estimated fees and expenses set forth on Section 1.01(A) of the Company Disclosure Schedule.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Hazardous Substance(s)” means (i) those substances, chemicals or materials regulated as “hazardous” or “toxic”, or that give rise to liability if not properly disposed of, under Environmental Laws, including the following United States federal statutes and their state counterparts, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of January 16, 2020.

“Holdings OpCo Units” means such number of OpCo Units as is equal to the quotient obtained by dividing (a) the Company Equity Value by (b) $10.00, rounded to the nearest whole OpCo Unit.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” means all filings, notifications, or other submissions required under the HSR Act for the consummation of the transactions contemplated hereby shall have been made, and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all registrations, reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)) and rights in computer software, databases, technology, proprietary processes, formulae, algorithms, models, methodologies, and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, and (vi) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intercompany Debt” means indebtedness for borrowed money between the Company or any Company Subsidiary, on the one hand, and Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) on the other hand.

“Issued OpCo Units” means such number of OpCo Units as is equal to the number of shares of SPAC Class A Common Stock issued and outstanding after giving effect to the Combination Transactions and the Private Placements.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry of such person’s direct organizational reports, and in the case of SPAC, the actual knowledge the persons listed on Schedule B after reasonable inquiry of such person’s direct organizational reports.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, rule, regulation, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or the Company Subsidiaries as tenant, together with, to the extent leased by the Company or the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (i) under applicable securities laws, (ii) at the request of SPAC and SPAC Sub and (iii) under the Transaction Documents).

“OpCo Interests” means all of the issued and outstanding limited liability company interests of OpCo as of immediately prior to Closing (before giving effect to the OpCo A&R LLC Agreement).

“OpCo Units” means the common units of OpCo, on and after the Closing (after giving effect to the OpCo A&R LLC Agreement).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, or (iii) any Reciprocal License.

“party” or “parties” means, individually or collectively, SPAC, SPAC Sub and each of the EVgo Parties.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental Laws promulgated by Governmental Authorities, (v) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Year-End Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information that relates to an identified or identifiable individual and (ii) any other information that constitutes “personal information” or “personal data” pursuant to applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, confidentiality, disclosure, or transfer of Personal Information or the security of the Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or compulsory licensing of any Company Software, (ii) a requirement that any disclosure, distribution or licensing of any Company Software be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Company Software, (iv) a requirement that Company Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 9.2 and 9.7 of Article IX of the SPAC Certificate of Incorporation.

“Registered Intellectual Property” means (i) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (ii) registered trademarks, service marks, designs, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (iii) registered copyrights and applications for copyright registrations, and (iv) domain name registrations.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), or (ii) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Security Breach” means any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Business Data.

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), and databases, data files, object code and source code, development tools, graphic user interfaces, websites, and other software specifications and all documentation, information, knowledgebase and materials related to any of the foregoing.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated September 29, 2020.

“SPAC Class A Common Stock” means SPAC’s Class A Common Stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B Common Stock, par value $0.0001 per share, as described in the Second A&R SPAC Certificate of Incorporation.

“SPAC Common Stock” means SPAC Class A Common Stock and the SPAC Founders Stock.

“SPAC Disclosure Schedule” means the SPAC’s disclosure schedule delivered by the SPAC in connection with this Agreement.

“SPAC Founders Stock” means SPAC’s Class B Common Stock, par value $0.0001 per share.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or operations of SPAC, or (ii) would prevent, materially delay or materially impede the performance by SPAC or SPAC Sub of their respective obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (c) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including COVID-19) and other force majeure events (including any escalation or general worsening thereof), including any COVID-19 Measures; (d) any actions taken or not taken by SPAC, as contemplated or required by this Agreement or any Ancillary Agreement; (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (provided that this clause (e) shall not apply to Section 4.05); or (f) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented in writing, except in the cases of clauses (a) through (e), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industries in which SPAC operates (excluding any such disproportionate Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures).

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, the bylaws of SPAC, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of SPAC of the Redemption Right pursuant to and in accordance with the SPAC Certificate of Incorporation.

“SPAC Sub Organizational Documents” means the certificate of formation and limited liability company agreement of SPAC Sub, as amended, modified or supplemented from time to time.

“SPAC Transaction Expenses” means all reasonable and documented accrued and unpaid out of pocket third-party fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of the SPAC or any of its subsidiaries as of the Closing; provided that SPAC Transaction Expenses shall (a) not include any Deferred Underwriting Fees and (b) shall include the estimated fees and expenses set forth on Section 1.01(B) of the SPAC Disclosure Schedule.

“SPAC Units” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated September 29, 2020 by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means those certain whole warrants to purchase shares of SPAC Class A Common Stock (i) issuable upon the exercise of two SPAC Units, and (ii) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor” means Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, fines, assessments and additions to tax imposed with respect thereto (and including interest in respect of such penalties, fines, assessments and additions to tax), and (ii) any liability in respect of any items described in clause (i) payable by reason of transferee liability, contract, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, SPAC Sub, Holdings or the Company in connection with the Combination Transactions and the other Transactions and specifically contemplated by this Agreement.

“Transactions” means the Combination Transactions and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account Cash” means the amount of funds contained in the Trust Account (net of SPAC Stockholder Redemption Amount and the payment of any Deferred Underwriting Fees).

“Virtual Data Room” means the virtual data room established by the EVgo Parties, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

Section 1.02  Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 3.09
Agreement	Preamble
Alternative Transaction	§ 6.04
Antitrust Laws	§ 6.11(a)
Audited Financial Statements	§ 6.16
Blue Sky Laws	§ 3.05(b)
CARES Act	§ 3.14(j)
Claims	§ 5.03
Closing	§ 2.02(a)
Closing Date	§ 2.02(a)
Combination Transactions	§ 2.01(d)
Company	Preamble
Company Credit Support	§ 6.15(a)
Company Disclosure Schedule	Article III
Company-Owned Registered IP	§ 3.13(a)
Company Permits	§ 3.06
Confidentiality Agreement	§ 6.03(b)
Continuing Employees	§ 6.05(a)
Contracting Parties	§ 9.11
D&O Insurance	§ 6.06(b)
Data Security Requirements	§ 3.13(i)
Effect	Definition of “Company Material Adverse Effect”)
Employment Agreements	§ 6.05(c)
ERISA Affiliate	§ 3.10(c)
EVgo Parties	Preamble
Exchange Act	§ 3.05(b)
Financial Statements	§ 3.07(b)
GAAP	§ 3.07(a)

Defined Term	Location of Definition
Governmental Authority	§ 3.05(b)
Holdings	Preamble
Holdings Class B Shares	§ 2.01(a)
Holdings Contribution	§ 2.01(b)
Intended Tax Treatment	§ 6.13
Interim Financial Statements	§ 3.07(b)
Investors	Recitals
IRS	§ 3.10(b)
Lease	§ 3.12(b)
Letter Agreement	Recitals
LS Fund	Definition of “affiliate”
Material Contracts	§ 3.16(a)
Maximum Annual Premium	§ 6.06(b)
Nasdaq	§ 5.01(b)(viii)
Nomination Agreement	Recitals
Nonparty Affiliates	§ 9.11
NYSE	§ 5.01(b)(viii)
OpCo	Preamble
OpCo A&R LLC Agreement	§ 2.02(b)(ii)
Outside Date	§ 8.01(b)
Plans	§ 3.10(a)
Privacy Policies	§ 3.13(i)
Private Placements	Recitals
Proxy Statement	§ 6.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	§ 3.04
Replacement Credit Support	§ 6.15(a)
Representatives	§ 6.03(a)
SEC	§ 4.07(a)
Second A&R SPAC Certificate of Incorporation	§ 2.02(b)(i)
Securities Act	§ 3.05(b)
Side Letter	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Contribution	§ 2.01(a)
SPAC Interested Party Transaction	§ 4.17
SPAC Preferred Stock	§ 4.03(a)
SPAC Proposals	§ 6.01(a)
SPAC SEC Reports	§ 4.07(a)
SPAC Stockholders’ Meeting	§ 6.01(a)
SPAC Sub	Preamble
SPAC Sub Contribution	§ 2.01(d)
SPAC Sub Interests	§ 4.03(c)
SPAC Sub Transfer	§ 2.01(c)
Sponsor Agreement	Recitals

Defined Term	Location of Definition
Subscription Agreements	Recitals
Tax Receivable Agreement	Recitals
Terminating EVgo Breach	§ 8.01(e)
Terminating SPAC Breach	§ 8.01(f)
Trust Account	§ 4.13
Trust Agreement	§ 4.13
Trust Fund	§ 4.13
Trustee	§ 4.13
Year-End Financial Statements	§ 3.07(a)

Section 1.03  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation”, respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, and (x) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any document, list, or other item shall be deemed to have been “provided” or “made available” to SPAC for all purposes of this Agreement if a complete and correct copy of such document, list, or other item was posted to the Virtual Data Room prior to the date of this Agreement.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Company.

Article II.

COMBINATION TRANSACTIONS

Section 2.01  Combination Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(a)  SPAC shall contribute all of its assets to SPAC Sub, including but not limited to (i) the Available Cash and (ii) a number of newly issued shares of SPAC Class B Common Stock equal to the number of Holdings OpCo Units (such shares, the “Holdings Class B Shares” and such transaction, the “SPAC Contribution”);

(b)  immediately following the SPAC Contribution, Holdings shall contribute to OpCo the Company Interests and, in connection therewith, (i) OpCo will be recapitalized as set forth in the OpCo A&R LLC Agreement, and (ii) OpCo will issue to Holdings the Holdings OpCo Units (such transactions, the “Holdings Contribution”);

(c)  immediately following the Holdings Contribution, SPAC Sub shall transfer to Holdings the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement (such applicable transactions, the “SPAC Sub Transfer”), it being understood that after giving effect to the SPAC Sub Transfer, Holdings will hold the Holdings OpCo Units, the Holdings Class B Shares and the right to enter into the Tax Receivables Agreement; and

(d)  immediately following the SPAC Sub Transfer, SPAC Sub shall contribute to OpCo all of its remaining assets, including the Available Cash, in exchange for the issuance by OpCo to SPAC Sub of the Issued OpCo Units (the “SPAC Sub Contribution”, and, together with the SPAC Contribution, the Holdings Contribution and the SPAC Sub Transfer, the “Combination Transactions”), it being understood that after giving effect to the SPAC Sub Contribution, SPAC Sub will hold the Issued OpCo Units, which, in the aggregate, equal a number of OpCo Units equal to the number of shares of SPAC Class A Common Stock issued and outstanding after giving effect to the Combination Transactions and Private Placements.

Section 2.02  Closing.

(a)  The closing (the “Closing”) shall take place at 9:00 a.m., New York City, New York time, (i) on a date that is two (2) Business Days after the satisfaction, or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at Closing) or (ii) on such other date as the parties may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b)  At the Closing, SPAC will deliver to Holdings the following:

(i)  evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of a second amended and restated SPAC Certificate of Incorporation, substantially in the form attached hereto as Exhibit B (the “Second A&R SPAC Certificate of Incorporation”), to reflect, among other things, the issuance of the SPAC Class B Common Stock, with such rights and powers as granted therein, including, without limitation, the Class B Exchange Right;

(ii)  the amended and restated limited liability company agreement of OpCo substantially in the form attached as Exhibit D hereto (the “OpCo A&R LLC Agreement”), duly executed by SPAC Sub;

(iii)  amended and restated bylaws of SPAC as set forth on Exhibit C;

(iv)  the Tax Receivable Agreement, duly executed by SPAC and SPAC Sub;

(v)  the Registration Rights Agreement, duly executed by SPAC and the stockholders of SPAC party thereto;

(vi)  the Nomination Agreement, duly executed by SPAC;

(vii)  the consideration outlined in Section 2.01(c); and

(viii)  any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by Holdings) to be executed or delivered at Closing.

(c)  At the Closing, Holdings will deliver to SPAC the following:

(i)  the OpCo A&R LLC Agreement, duly executed by Holdings;

(ii)  the Tax Receivable Agreement, duly executed by Holdings;

(iii)  the Company Assignment and Contribution Agreement, duly executed by Holdings and OpCo;

(iv)  the Registration Rights Agreement, duly executed by Holdings;

(v)  the Nomination Agreement, duly executed by Holdings; and

(vi)  any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by SPAC) to be executed or delivered at Closing.

(d)  At the Closing, SPAC Sub will deliver to OpCo the following:

(i)  an Internal Revenue Service Form W-9 duly executed by SPAC Sub.

(e)  At the Closing, Holdings will deliver to OpCo the following:

(i)  an Internal Revenue Service Form W-9 duly executed by Holdings.

Section 2.03  Withholding. SPAC and SPAC Sub shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. SPAC and SPAC Sub shall provide written notice as soon as practicable to each applicable person if SPAC or SPAC Sub intends to withhold any amounts under this Section 2.03 and agree to use commercially reasonable efforts to cooperate with each applicable person to obtain reduction of or relief from such withholding and to resolve any disputes with respect to the requirement to withhold or the amount to be withheld.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to SPAC and SPAC Sub as follows:

Section 3.01  Organization and Qualification; Subsidiaries. Each EVgo Party and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each EVgo Party and Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02  Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of formation and the operating agreement or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of formation, operating agreements or equivalent organizational documents are in full force and effect. None of the EVgo Parties nor any Company Subsidiary is in violation of any of the provisions of its certificates of formation, operating agreements or other equivalent organizational documents.

Section 3.03  Capitalization.

(a)  Holdings owns one hundred percent (100%) of the Company Interests and the OpCo Interests. All of the Company Interests and the OpCo Interests are validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). There are no equity interests issued or outstanding in the Company or OpCo other than the Company Interests and the OpCo Interests, respectively. All the Company Interests and the OpCo Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and (ii) all preemptive rights and other requirements set forth in the organizational documents of the Company and OpCo, as applicable.

(b)  A true, correct and complete list of all the Company Subsidiaries, together with the jurisdiction of formation of each Company Subsidiary and the percentage of the outstanding equity interests of each Company Subsidiary owned by the Company and each Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not directly or indirectly own, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity, other than the Company Subsidiaries.

(c)  All of the outstanding equity interests of the Company Subsidiaries are (i) duly authorized, validly issued, fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in applicable contracts to which the any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries, as applicable.

(d)  The Company Interests, OpCo Interests and equity interests in each Company Subsidiary held by the Company or a Company Subsidiary are free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents, and the applicable organizational documents.

(e)  Except as set forth in this Agreement and the OpCo A&R LLC Agreement, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of the Company, OpCo or any Company Subsidiary or obligating the Company, OpCo or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, the Company, OpCo or any Company Subsidiary. None of the Company, OpCo or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company, OpCo or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company, OpCo or any Company Subsidiary is a party or other securities of the Company, OpCo or any Company Subsidiary to which the Company, OpCo or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Interests or any of the equity interests or other securities of the Company, OpCo or any Company Subsidiary.

(f)  Except (i) as set forth in this Agreement and the OpCo A&R LLC Agreement and (ii) with respect to any Intercompany Debt, there are no outstanding contractual obligations of the Company, OpCo or any Company Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company, OpCo or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

Section 3.04  Authority Relative to this Agreement.

Each EVgo Party has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the EVgo Parties and the consummation by the EVgo Parties of the Transactions have been duly and validly authorized by all necessary company and member action, and no other company or member proceedings on the part of the EVgo Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the EVgo Parties and, assuming the due authorization, execution and delivery by SPAC and SPAC Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the EVgo Parties in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”).

Section 3.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the EVgo Parties does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices contemplated in Section 3.05(a) of the Company Disclosure Schedule, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the EVgo Parties will not (i) conflict with or violate the operating agreement or any equivalent organizational documents of any EVgo Party or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the EVgo Parties or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) any Company Permit held by the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(b)  The execution and delivery of this Agreement by EVgo Parties does not, and the performance of this Agreement by the EVgo Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and HSR Clearance, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06  Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of, or has contracted with third parties possess, all franchises, grants, authorizations, licenses, permits, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (b) any Company Permit, except, in each case of clause (a) and (b), for any such defaults, breaches or violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.07  Financial Statements.

(a)  The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the year then ended (collectively, the “Year-End Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule. Each of the Year-End Financial Statements (including the notes thereto) (i) was prepared from and is consistent with the books and records of the Company and the Company Subsidiaries (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except for the absence of notes and other textual disclosures required by GAAP) and (iii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2019 and September 30, 2020, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the nine (9) months then ended (collectively, the “Interim Financial Statements” and, collectively with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared from and are consistent with the books and records of the Company and the Company Subsidiaries, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of notes and other textual disclosures required by GAAP and subject to year-end adjustments and accruals) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)  Except as and to the extent set forth in the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since September 30, 2020, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which would not reasonably be expected to have a Company Material Adverse Effect.

(d)  Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, since January 1, 2019, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, manager, officer, employee of the Company or any Company Subsidiary, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls and (ii) there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial offer, general counsel or the sole member of the Company.

Section 3.08  Absence of Certain Changes or Events. Since December 31, 2019 to the date of this Agreement, except as otherwise reflected in the Financial Statements, set forth in Section 3.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and, since January 17, 2020, consistent with past practice, other than due to any actions taken in response to COVID-19 or any COVID-19 Measures, and (b) there has not been a Company Material Adverse Effect.

Section 3.09  Absence of Litigation. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (other than matters relating to Taxes) (an “Action”) pending or, to the knowledge of the Company, threatened in writing, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, it being agreed that office actions received from the United States Patent and Trademark Office or its foreign equivalents do not constitute Actions hereunder. None of Company, the Company Subsidiaries, and any property and asset of the Company or any Company Subsidiary, is subject to any material continuing, unsatisfied order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of the Company, material continuing investigation by, any Governmental Authority, or any unsatisfied order, writ, judgment, injunction, decree or determination of any Governmental Authority (other than with respect to Taxes).

Section 3.10  Employee Benefit Plans.

(a)  Section 3.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, and/or director, or under which the Company or any Company Subsidiary has a material liability (contingent or otherwise) and which are material to the Company or any Company Subsidiary (collectively the “Plans”).

(b)  With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true, correct and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the last three filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, if applicable, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since January 1, 2019.

(c)  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the Plans are, and none of the Company or any ERISA Affiliate has or has had since January 1, 2019, any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d)  Neither, the Company nor any Company Subsidiary is, nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of the consummation of the Transactions, nor will any such Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit, loan forgiveness, or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code, and none of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(e)  None of the Plans provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f)  Except as would not be reasonably expected to result in a Company Material Adverse Effect, the Company and the ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Action.

(g)  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified, (ii) been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, (iii) time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, or (iv) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that materially and adversely affects the qualified status of any such Plan or unavailability of reliance on such opinion letter.

(h)  Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) no event has occurred which will cause any such Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; and (iii) all contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(i)  Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j)  No Plan or any contract, agreement, policy, or arrangement with any employee, officer, director, of the Company or any Company Subsidiary, including, but not limited to, the agreements disclosed on Schedule 4.7(a)(iv), provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

Section 3.11  Labor and Employment Matters.

(a)  Section 3.11(a) of the Company Disclosure Schedule lists all material employment contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any material obligation (other than (x) the Company or any Company Subsidiary’s at will offer letters and (y) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no material indemnity claim is presently outstanding or unpaid). The Company has provided SPAC, or within five (5) Business Days following the date hereof will provide SPAC with a copy of, a listing setting forth all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) employing entity; (ii) title or position (including whether full- or part- time) and primary location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (v) commission, bonus or other incentive-based compensation eligibility; (vi) classification as exempt or non-exempt from the overtime regulations of the Fair Labor Standards Act; and (vii) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement.

(b)  The Company and any Company Subsidiary are, and since January 1, 2019 have been, in compliance with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including but not limited to, worker classification, wages, hours of work, the Fair Labor Standards Act, classification of independent contracts and consultants, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health, except, in each case, as would not have a Company Material Adverse Effect.

(c)  Since January 1, 2019, neither the Company nor any Company Subsidiary has taken, and neither the Company nor any Company Subsidiary currently has plans to take any action with respect to the Transactions that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger any notice requirement under any similar state or local plant closing notice Law.

(d)  To the knowledge of the Company, no executive officer of the Company or any Company Subsidiary is subject to any noncompete or similar agreement that is being breached by such person in connection with the performance of such person’s duties to the Company.

(e)  A Form I-9 has been completed and retained, or E-verify processes have been followed, with respect to each current employee and, where required by law, former employees. To the knowledge of the Company, since January 1, 2019, neither the Company nor any Company Subsidiary have been the subject of any audit or other action, suit, proceeding, claim, demand, assessment or judgments nor, to the Company’s knowledge, has the Company or any Company Subsidiary been the subject of an investigation, inquiry or other any audit or other action, suit, proceeding, claim, demand, assessment or judgments from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

(f)  No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and since January 1, 2019 there have not been, any strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands made to the Company or any Company Subsidiaries and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

Section 3.12  Real Property; Title to Assets.

(a)  The Company does not own any real property.

(b)  Each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property is referred to herein as a “Lease”). All such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)  Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except where the failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.13  Intellectual Property.

(a)  Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) material Registered Intellectual Property constituting Company-Owned IP (the “Company-Owned Registered IP”) and each material unregistered trademark in which the Company has (or purports to have) an ownership interest, showing in each, as and if applicable, the jurisdiction in which such item of Company-Owned Registered IP has been registered or filed, filing date, date of issuance, expiration date and registration or application number and registrar, and the record owner and, if different, the legal owner and beneficial owner (and if any other person has an ownership interest in any such item, the nature of such ownership interest) and (ii) any Software or Business Systems, in either case which constitute Company-Owned IP and are material to the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or, to the Company’s knowledge, necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted. All Company-Owned Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned Registered IP is threatened in writing, or, to the Company’s knowledge, pending.

(b)  The Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c)  The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)  To the knowledge of the Company, neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person that is not an employee, officer or director of a Company Subsidiary other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(e)  (i) There have been no claims filed and served or threatened in writing, including invitations to take a license, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned Registered IP (other than correspondence and office actions issued by Governmental Authorities in connection with the prosecution or registration of such Company-Owned Registered IP), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, in the three (3) year period preceding the Closing Date, and does not, infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the material Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(f)  All current and former employees who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form(s) made available to SPAC, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his or her relationship with the Company or the applicable Company Subsidiary, without any restrictions on the Company’s or the applicable Company Subsidiary’s ability to use Intellectual Property, including on the use or other disposition or ownership of such Intellectual Property.

(g)  The Company and Company Subsidiaries do not use and have not used, distributed, or made available any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the material Company-Owned IP, (ii) in a manner that would result in the imposition of a requirement or condition that the Company refrain from asserting or enforcing any of its patent rights against persons that are not licensees of such Open Source Software, or (iii) under any Reciprocal License, to license or disclose, distribute, or make available the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h)  The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since January 1, 2019, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

(i)  The Company and each of the Company Subsidiaries (i) are, and at all times have been, in compliance in all material respects with all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary; and (ii) are, and since January 1, 2019 have been, in compliance in all material respects with (A) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage, processing or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary (the “Privacy Policies”), (B) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security, and (C) the PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements as may be promulgated from time to time by the PCI Security Standards Council (collectively, the “Data Security Requirements”).

(j)  The Company and each of the Company Subsidiaries have implemented, maintained, and complied with data security safeguards that (i) complies with the Data Security Requirements, and (ii) includes and incorporates administrative, technical, organization and physical security safeguards and procedures that are designed to preserve the security, integrity and confidentiality of the Business Systems and any Business Data.

(k)  To the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has experienced any Security Breach. To the Company’s knowledge, there are no pending, nor has there ever been any complaint, written notice of any audits, proceedings, claims or investigations initiated by (i) any person; or (ii) by any Governmental Authority, alleging that there has been a Security Breach or that any activity of the Company or a Company Subsidiary is in violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l)  To the Company’s knowledge, the Company and/or one of the Company Subsidiaries (i) owns and possess all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the matter in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. To the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the continuing or surviving entity or such Company Subsidiary, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiary receive and use such Personal Information and other Business Data prior to the Closing Date.

(m)  Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

Section 3.14  Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)  The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  Neither the Company nor any Company Subsidiary (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), other than any such group of which the Company or any of the Company Subsidiaries is the common parent, or as a transferee or a successor or by contract or agreement (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), or (ii) is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes).

(c)  No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to the Company or any Company Subsidiary. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Company Subsidiary.

(d)  Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) election pursuant to Section 965(h) of the Code; or (vi) prepaid amount received prior to the Closing outside the ordinary course of business.

(e)  Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the reporting and withholding of Taxes, including the maintenance of required records with respect thereto.

(f)  Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.

(g)  There are no material Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(h)  No written claim has been made by a Tax authority in a jurisdiction where Tax Returns with respect to the Company or any Company Subsidiary are not filed asserting that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction. To the Company’s knowledge, neither the Company nor any Company Subsidiary has received a nexus questionnaire from any state or local tax jurisdiction in which the Company or any Company Subsidiary does not file any returns or remit any Taxes.

(i)  The Company and each Company Subsidiary have collected all material sales and use Taxes required to be collected, and have remitted on a timely basis, such amounts to the appropriate Tax authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j)  Neither the Company nor any Company Subsidiary has deferred any payroll Taxes or availed themselves of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (“CARES Act”), the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or otherwise taken advantage of any change in Law in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company or Company Subsidiary to any Governmental Authority. Neither the Company nor any Company Subsidiary has sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k)  Each of the Company and the Company Subsidiaries (other than OpCo) is, and, at all times since January 17, 2020 has been, disregarded as separate from its regarded owner for U.S. federal income Tax purposes. To the Company’s knowledge. neither the Company nor any of the Company Subsidiaries has ever been treated as a corporation for U.S. federal income Tax purposes.

(l)  OpCo is, and has been since formation, disregarded as separate from its regarded owner for U.S. federal income Tax purposes.

Section 3.15  Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)  To the Company’s knowledge, neither the Company nor any Company Subsidiary has caused or contributed to contamination with any Hazardous Substance at any of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, contamination of any land surface or subsurface strata, air, surface water or ground waters) which requires reporting, investigation, removal, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which would give rise to any liability of the Company or any Company Subsidiary under Environmental Laws;

(b)  to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, or allegedly liable pursuant to applicable Environmental Laws for any contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c)  the Company and each Company Subsidiary is, and since January 1, 2019 has been, in compliance with all applicable Environmental Laws;

(d)  each of the Company and each Company Subsidiary has obtained all material permits, licenses and other authorizations required of the Company under applicable Environmental Laws to carry out its business as is currently conducted, or third parties hold such permits, licenses and authorizations for the benefit of the Company or Company Subsidiary;

(e)  neither the Company nor any Company Subsidiary is the subject of any claims pending or, to the Company’s knowledge, threatened in writing alleging any liability arising under Environmental Law; and

(f)  this Section 3.15 contains the Company’s sole representations with regards to Environmental Law and Hazardous Substances.

Section 3.16 Material Contracts.

(a)  Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party (such contracts and agreements, excluding any Plan , being the “Material Contracts”):

(i)  each contract and agreement with consideration paid by, or payable to, the Company or any of the Company Subsidiaries of more than $2,500,000 over any twelve (12) month period since January 1, 2019;

(ii)  each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid by, or payable to, the Company or any Company Subsidiary of more than $2,500,000 over any twelve (12) month period since January 1, 2019;

(iii)  all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary in excess of $1,000,000, over any 12-month period since January 1, 2019;

(iv)  all contracts and agreements evidencing indebtedness for borrowed money (other than Intercompany Debt) in an amount greater than $1,000,000, and, in connection therewith, any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

(v)  all partnership, joint venture or similar agreements;

(vi)  all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses (including restrictions on the use of confidential information);

(vii)  all contracts and agreements relating to the purchase of engineering or design services that involve more than $2,500,000 in a 12-month period;

(viii)  all leases or master leases of personal property that result in annual payments of $1,000,000 or more in a 12-month period;

(ix)  contracts or agreements to use any Company-Licensed IP, other than (y) commercially available, “off-the-shelf” Software with annual license and maintenance fees of less than $500,000 and (z) commercially available service agreements to Business Systems that have an individual service or subscription fee of $500,000 or less per annum;

(x)  contracts which involve the license or grant of rights to material Company-Owned IP by the Company, excluding any customer, vendor, referral or channel partner agreements entered into in the ordinary course of business;

(xi)  all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xii)  other than as set forth in Section 3.16(a)(xii) – Excluded of the Company Disclosure Schedule, all material contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise); and

(xiii)  agreement for the development of Company-Owned IP that is embodied in or distributed with a Product or otherwise for the benefit of the Company (other than employee invention assignment and confidentiality agreements).

(b)  (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written claim of default under any such Material Contract, except in the case of clauses (i) through (iii), as would not reasonably be expected to have a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to SPAC true, correct and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 3.17  Insurance. With respect to each material insurance policy of the Company and the Company Subsidiaries, except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

Section 3.18  Certain Business Practices.

(a)  The Company and the Company Subsidiaries, and their respective officers, managers, directors and employees (in such capacities) and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and since January 1, 2019 have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and since January 1, 2019, none of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, or employees, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)  The Company and the Company Subsidiaries, and their respective officers, managers and directors (in such capacities), and, to the knowledge of the Company, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and since January 1, 2019 have been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Since January 1, 2019, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees (in such capacities) or, to the knowledge of the Company, any agents (in such capacities) (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)  There are no, and since January 1, 2019, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective officers, directors or employees or, to the knowledge of the Company, any agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.19  Interested Party Transactions. Except (x) as set forth in Section 3.19 of the Company Disclosure Schedule and (y) for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2019, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 3.20  Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 3.21  Brokers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22  Information Supplied. The information supplied by the Company for inclusion in the Proxy Statement, when so supplied, does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (b) the time of the SPAC Stockholders’ Meeting, and (c) the Closing.

Section 3.23  No Prior Operations of OpCo. OpCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

Section 3.24  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), each of the EVgo Parties and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the EVgo Parties, the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the EVgo Parties or any Company Subsidiary, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by any EVgo Party pursuant to this Agreement, the EVgo Parties and the Company Subsidiaries have not and do not, and no other person on behalf of the EVgo Parties or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any EVgo Party or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SPAC AND SPAC SUB

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.01 (Corporate Organization), Section 4.03 (Capitalization) and Section 4.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the EVgo Parties as follows:

Section 4.01  Corporate Organization. Each of SPAC and SPAC Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.02  Organizational Documents. Each of SPAC and SPAC Sub has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents and the SPAC Sub Organizational Documents. The SPAC Organizational Documents and the SPAC Sub Organizational Documents are in full force and effect. Neither SPAC nor SPAC Sub is in violation of any of the provisions of the SPAC Organizational Documents and the SPAC Sub Organizational Documents.

Section 4.03  Capitalization.

(a)  The authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, (ii) 10,000,000 shares of SPAC Founders Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 23,000,000 shares of SPAC Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 5,750,000 shares of SPAC Founders Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of SPAC Class A Common Stock or SPAC Founders Stock are held in the treasury of SPAC, (iv) 18,100,000 SPAC Warrants are issued and outstanding, and (v) 18,100,000 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Founders Stock will convert into SPAC Class A Common Stock at the Closing pursuant to the terms of the SPAC Certificate of Incorporation.

(b)  Except for SPAC Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

(c)  SPAC owns one hundred percent (100%) of the limited liability company interests in SPAC Sub (the “SPAC Sub Interests”). The SPAC Sub Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the SPAC Sub Organizational Documents.

(d)  All outstanding SPAC Units, shares of SPAC Class A Common Stock, shares of SPAC Founders Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(e)  The SPAC Class B Common Stock being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents. The SPAC Class B Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(f)  Except for the Subscription Agreements, this Agreement, the SPAC Warrants and the SPAC Founders Stock, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Class A Common Stock and SPAC Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by; and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Sponsor Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.04  Authority Relative to This Agreement. Each of SPAC and SPAC Sub have all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of SPAC and SPAC Sub and the consummation by each of SPAC and SPAC Sub of the Transactions have been duly and validly authorized by all necessary organizational action, and no other corporate or limited liability company proceedings on the part of SPAC or SPAC Sub, as applicable, are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the SPAC, the issuance of SPAC Class A Common Stock and SPAC Class B Common Stock and the amendment and restatement of the SPAC Certificate of Incorporation pursuant to this Agreement, which require the approval of a majority of the then-outstanding shares of SPAC Common Stock). This Agreement has been duly and validly executed and delivered by SPAC and SPAC Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC or SPAC Sub, enforceable against SPAC or SPAC Sub in accordance with its terms subject to the Remedies Exceptions. The SPAC Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the SPAC Certificate of Incorporation shall not apply to this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of SPAC, no other state takeover statute is applicable to the other Transactions.

Section 4.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of SPAC and SPAC Sub do not, and the performance of this Agreement by each of SPAC and SPAC Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the SPAC Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or SPAC Sub or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or SPAC Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or SPAC Sub is a party or by which each of SPAC or SPAC Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to individually or in the aggregate be material to SPAC or SPAC Sub, or prevent the consummation by SPAC or SPAC Sub of the transactions contemplated by this Agreement and the Transaction Documents.

(b)  The execution and delivery of this Agreement by each of SPAC and SPAC Sub do not, and the performance of this Agreement by each of SPAC and SPAC Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and HSR Clearance and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or SPAC Sub from performing its material obligations under this Agreement, or prevent the consummation by SPAC or SPAC Sub of the transactions contemplated by this Agreement and the Transaction Documents.

Section 4.06  Compliance.

(a)  Neither SPAC nor SPAC Sub is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to SPAC or SPAC Sub or by which any property or asset of SPAC or SPAC Sub is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or SPAC Sub is a party or by which SPAC or SPAC Sub or any property or asset of SPAC or SPAC Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not reasonably be expected to individually or in the aggregate be material to SPAC or SPAC Sub. Each of SPAC and SPAC Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or SPAC Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

(b)  SPAC is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii) engagement and indemnification agreements with legal, financial and other advisors listed in Section 4.06(b) of the SPAC Disclosure Schedule, (iii) contracts filed prior to the date hereof as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, (v) the contracts listed in Section 4.06(b) of the SPAC Disclosure Schedule, and (vi) any other contracts that, in the aggregate, require payment following the date hereof by SPAC of less than $150,000 for all such contracts in the aggregate. SPAC is not a party to any contract that, as of and following the Closing, will impose any limitations or restrictions on the business activities of SPAC, the Company or any Company Subsidiary.

Section 4.07  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since September 29, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c)  Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor SPAC Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and SPAC Sub’s business.

(d)  SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)  SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f)  SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true, correct and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since September 30, 2020, there have been no material changes in SPAC’s internal control over financial reporting.

(g)  There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)  Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(i)  As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.08  Absence of Certain Changes or Events.

(a)  Since its incorporation and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) SPAC has conducted its business in all material respects in the ordinary course, other than due to any actions taken in response to COVID-19 or any COVID-19 Measures and (ii) there has not been a SPAC Material Adverse Effect.

(b)  Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination in accordance with the SPAC Organizational Documents. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, such a business combination.

Section 4.09  Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. SPAC is not subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 4.10  Board Approval; Vote Required.

(a)  The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and that has not been subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of SPAC approve and adopt this Agreement, the Combination Transactions and the other Transactions, and directed that this Agreement, the Combination Transactions and the other Transactions, be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

(b)  The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

(c)  SPAC, in its capacity as the sole member of SPAC Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Combination Transactions and the other Transactions are fair to and in the best interests of SPAC Sub and (ii) approved this Agreement, the Combination Transactions and the other Transactions.

(d)  The only vote of the holders of any class or series of equity interests of SPAC Sub necessary to approve this Agreement, the Combination Transactions and the other Transactions is the consent of the sole member of SPAC Sub.

Section 4.11  No Prior Operations of SPAC Sub. SPAC Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

Section 4.12  Brokers. Except as set forth in Section 4.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or SPAC Sub.

Section 4.13  SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $230,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $8,050,000 of Deferred Underwriting Fees) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of September 29, 2020, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. Following the Closing, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending, or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing

Section 4.14  Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and SPAC Sub do not have (and have never had) any employees, and have not retained any contractors, other than consultants and advisors in the ordinary course of business that are independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and SPAC Sub have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan.

Section 4.15  Taxes.

(a)  Each of SPAC and SPAC Sub (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns it is required to file as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)  Neither SPAC nor SPAC Sub (i) has any liability for the Taxes of another person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), other than any such group of which SPAC or SPAC Sub is the common parent, or as a transferee or a successor or by contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes), or (ii) is a party to, is bound by or has an obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes).

(c)  No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to SPAC or SPAC Sub. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect SPAC or SPAC Sub.

(d)  Neither SPAC nor SPAC Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; (v) election pursuant to Section 965(h) of the Code; or (vi) prepaid amount received prior to the Closing outside the ordinary course of business.

(e)  Each of SPAC and SPAC Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the reporting and withholding of Taxes, including the maintenance of required records with respect thereto.

(f)  Neither SPAC nor SPAC Sub has engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4.

(g)  There are no material Tax liens upon any assets of SPAC or SPAC Sub except for Permitted Liens.

(h)  No written claim has been made by a Tax authority in a jurisdiction where Tax Returns with respect to SPAC or SPAC Sub are not filed asserting that SPAC or SPAC Sub is or may be subject to Tax in that jurisdiction. Neither SPAC nor SPAC Sub has received a nexus questionnaire from any state or local tax jurisdiction in which SPAC or SPAC Sub does not file any returns or remit any Taxes.

(i)  SPAC and SPAC Sub have collected all material sales and use Taxes required to be collected, and have remitted on a timely basis, such amounts to the appropriate Tax authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j)  Neither SPAC nor SPAC Sub has deferred any payroll Taxes or availed themselves of any of the Tax deferral, credits or benefits pursuant to the CARES Act, the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or otherwise taken advantage of any change in Law in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of SPAC or SPAC Sub to any Governmental Authority. Neither SPAC nor SPAC Sub has sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k)  Each of SPAC and SPAC Sub is, and has been since its formation, classified as a corporation for U.S. federal income Tax purposes.

(l)  Neither SPAC nor SPAC Sub is or ever has been a “personal holding company” within the meaning of Section 542(a) of the Code.

Section 4.16  Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CLII.U”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CLII”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CLII WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the SPAC Units, shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the New York Stock Exchange. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

Section 4.17  Interested Party Transactions. In connection with the Private Placements or in connection with any loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, there are no transactions, contracts, side letters, arrangements or understandings between SPAC or SPAC Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or affiliate of SPAC, Sponsor or SPAC Sub, on the other hand (each, a “SPAC Interested Party Transaction”).

Section 4.18  SPAC’s and SPAC Sub’s Investigation and Reliance. Each of SPAC and SPAC Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and SPAC Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, SPAC Sub and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor SPAC Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, SPAC Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or SPAC Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC and SPAC Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 4.19  Information Supplied. The information supplied by SPAC for inclusion in the Proxy Statement, when so supplied, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC, (b) the time of the SPAC Stockholders’ Meeting and (c) the Closing.

Article V.

CONDUCT OF BUSINESS

Section 5.01  Conduct of Business by the Company.

(a)  The Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (1) contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 5.01 of the Company Disclosure Schedule, and (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority) or prevalent industry standard (including during any emergency), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and, since January 17, 2020, in a manner consistent with past practice; and

(ii)  the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, Suppliers and other persons, with which the Company or any Company Subsidiary has significant business relations.

(b)  By way of amplification and not limitation, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  amend or otherwise change its certificate of formation or operating agreement or equivalent organizational documents;

(ii)  other than in connection with the incurrence of indebtedness permitted hereunder, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary;

(iii)  sell or otherwise dispose of any material assets other than in the ordinary course of business;

(iv)  form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests; provided that if Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) contributes or loans any amounts to the Company or any Company Subsidiary prior to Closing, and such amounts are not spent by the Company or such Company Subsidiary prior to Closing, the Company and the Company Subsidiaries shall be entitled to distribute or repay, as applicable, such unexpended amounts to Holdings immediately prior to Closing;

(vi)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vii)  (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any other business combination) all or substantially all of the assets of any corporation, partnership, other business organization or any division thereof; or (B) other than the Intercompany Debt, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(viii)  except in the ordinary course of business (including health and welfare plan renewals), as may be required by applicable Law or the terms of an existing Employee Benefit Plan, as is necessary in order to consummate the Transactions, as set forth in this Agreement, and as is reasonably determined by the Company to be advisable in connection with the Company’s preparation to be a public company with common equity that is listed on the New York Stock Exchange (the “NYSE”) or Nasdaq Capital Markets (“Nasdaq”), as mutually agreed by the parties pursuant to Section 6.10 (including hiring or retaining employees or consultants in connection therewith) or the consummation of the Transactions, adopt, amend and/or terminate any Plan, including, but not limited to, by (A) granting any material increase in compensation, incentives or benefits payable or to become payable to any current or former director or officer, (B) entering into any new, or materially amending any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer, or (C) accelerating or committing to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer;

(ix)  materially amend (other than reasonable and usual amendments in the ordinary course of business or amendments made in connection with any Transactions) any accounting policies or procedures, other than as required by GAAP;

(x)  except with respect to matters set forth on Section 3.14 of the Company Disclosure Schedule: (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) surrender any right to claim a Tax refund, or (F) enter into any Tax sharing, allocation, indemnity or similar agreement (except for any agreement the principal purpose of which is not related to Taxes);

(xi)  materially amend, modify or consent to the termination (excluding any termination in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any termination in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xii)  intentionally permit any material and useful item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP other than, in each case, in the ordinary course of business;

(xiii)  except to the extent not ultimately resulting in any liability to the Company and the Company Subsidiaries, waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $2,500,000 in the aggregate in excess of any insurance proceeds paid with respect to any such amounts without giving SPAC reasonably prompt written notice of the material terms thereof following any such action; or

(xiv)  enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing (i) if obtaining such consent might reasonably be expected to violate applicable Law or (ii) in response to COVID-19 Measures or any emergency, and nothing contained in this Section 5.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations. Without limiting the ability of the Company or any Company Subsidiary to take any such action, the Company shall use commercially reasonable efforts to notify SPAC on a monthly basis of any Material Contracts entered into in the prior calendar month.

Section 5.02  Conduct of Business by SPAC and SPAC Sub. Except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or prevalent industry standard (including during any emergency), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and SPAC Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither SPAC nor SPAC Sub shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)  amend or otherwise change the SPAC Organizational Documents or the SPAC Sub Organizational Documents or form any subsidiary of SPAC other than SPAC Sub;

(b)  form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants or equity interests of SPAC Sub except for payments from the Trust Fund pursuant to the exercise of Redemption Rights and conversions of the SPAC Founders Stock that are required pursuant to the SPAC Organizational Documents;

(e)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or SPAC Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or SPAC Sub, except in connection with conversion of the SPAC Founders Stock pursuant to the SPAC Organizational Documents and in connection with a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to the extent determined by SPAC in good faith to be necessary to finance SPAC’s transaction costs in connection with the transactions contemplated hereby (in each case solely to the extent such costs are incurred as permitted by this Agreement); provided, that SPAC shall provide the Company prompt notice of any such loans;

(f)  (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization, enter into any strategic joint ventures, partnerships or alliances with any other person or enter into any other extraordinary corporate transaction or (ii) otherwise acquire any assets of, or equity interests in, a corporation, partnership or other business organization;

(g)  incur any indebtedness or guarantee any indebtedness or obligations of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC or its subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the case of a loan from the Sponsor or an affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions (in each case solely to the extent such costs or expenses are incurred as permitted by this Agreement); provided, that SPAC shall provide the Company prompt notice of any such loans;

(h)  enter into (A) any SPAC Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a SPAC Interested Party Transaction) or (B) any contract or other agreement that (x) requires payment following the date hereof by SPAC or any of its affiliates of more than $150,000 for all such contracts in the aggregate or (y) imposes any limitations or restrictions on the business activities of SPAC or any of its affiliates (including any such limitations or restrictions occurring on or after Closing);

(i)  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(j)  except with respect to matters set forth in Section 4.15 of the SPAC Disclosure Schedule: (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (v) surrender any right to claim a Tax refund, or (vi) enter into any Tax sharing, allocation, indemnity or similar agreement (except for any agreement the principal purpose of which is not related to Taxes);

(k)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or SPAC Sub;

(l)  (i) amend, modify or terminate or (ii) breach, the Trust Agreement or any other agreement related to the Trust Account;

(m)  cancel, modify or waive any debts or claims held by SPAC or waive any rights held by SPAC;

(n)  waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $250,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

(o)  incur (i) any costs or expenses except reasonable costs and expenses of a nature and in such amounts as (A) required for the performance and satisfaction of SPAC’s obligations under this Agreement and the other Transaction Documents and the contracts set forth on Section 4.06(b) of the SPAC Disclosure Schedule, the satisfaction of the conditions to Closing, and the consummation of the Private Placements and the Transactions, and (B) necessary to comply with the rules and regulations of the SEC, and (ii) such other reasonable out of pocket costs and expenses (not to exceed $250,000) incurred in the ordinary course of business and determined in good faith by SPAC’s management to be necessary or appropriate in connection with the administration of SPAC consistent with prudent industry standards;

(p)  make, or commit to make, any capital expenditures;

(q)  hire or retain any employee or consultant or adopt or enter into any Employee Benefit Plan; or

(r)  enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Section 5.03  Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, including the previous sentence, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, SPAC Sub or any other person (a) for legal relief against monies or other assets of SPAC or SPAC Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or SPAC Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, to the extent that SPAC prevails in such action or proceeding.

Article VI.

ADDITIONAL AGREEMENTS

Section 6.01  Proxy Statement.

(a)  Subject to delivery of the Audited Financial Statements, as promptly as practicable after the execution of this Agreement, subject to the terms of this Section 6.01, SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of SPAC relating to the meeting of SPAC’s stockholders (including any adjournment or postponement thereof, the “SPAC Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and Transactions, (ii) approval of the issuance of SPAC Class A Common Stock and SPAC Class B Common Stock as contemplated by this Agreement and the Subscription Agreements, (iii) the amendment and restatement of the SPAC Certificate of Incorporation in the form of the Second A&R SPAC Certificate of Incorporation, and (iv) any other proposals as may be mutually agreed by SPAC and the Company as necessary to effectuate the Transactions and included in the Proxy Statement (collectively, the “SPAC Proposals”). The Company shall furnish all information concerning the Company and the Company Subsidiaries as SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement. SPAC and the Company each shall use their commercially reasonable efforts to (x) cause the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. As promptly as practicable following the clearance of the Proxy Statement by the SEC, SPAC shall mail the Proxy Statement to its stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b)  No filing of, or amendment or supplement to the Proxy Statement will be made by SPAC without the written approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c)  If, at any time prior to the Closing, any event or circumstance relating to SPAC or SPAC Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy Statement, SPAC shall promptly inform the Company. SPAC covenants that all documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)  If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform SPAC. All documents that the Company is responsible for filing with the SEC in connection with Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.02  SPAC Stockholders’ Meeting; and SPAC Stockholder’s Approval. SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its commercially reasonable efforts to hold the SPAC Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC Stockholders’ Meeting on one or more occasions for up to forty-five (45) days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 6.08 of this Agreement. SPAC shall use its commercially reasonable efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if the SPAC Board, after consultation with its outside legal counsel, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to SPAC’s stockholders under applicable Law, then the SPAC Board may withdraw or modify its recommendation in the Proxy Statement so long as SPAC (to the extent lawful and reasonably practicable) first provides the Company with at least five (5) Business Days advance written notice of such withdrawal or modification and the reason for such withdrawal or modification. SPAC shall keep Holdings reasonably informed on all matters related to the SPAC Stockholders’ Meeting (including the exercise of any Redemption Rights in connection therewith).

Section 6.03  Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the EVgo Parties nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate a contract to which such person is party, or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)  All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated November 4, 2020 (the “Confidentiality Agreement”), between SPAC and EVgo Services LLC.

(c)  Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 6.04  Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article VIII, the parties hereto shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 6.04. Each party shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal, but only, in the case of SPAC, to the extent not inconsistent with the fiduciary duties of the SPAC Board. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.04 by a party or any of its affiliates or Representatives shall be deemed to be a breach of this Section 6.04 by such party.

Section 6.05  Employee Benefits Matters.

(a)  SPAC shall, or shall cause OpCo or its applicable subsidiary to provide the employees of the Company or any of the Company Subsidiaries who remain employed as of the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by OpCo or any of its subsidiaries for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, SPAC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by OpCo or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, OpCo will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)  Prior to the filing of the definitive Proxy Statement, SPAC will adopt a customary equity incentive plan and form of award agreements thereunder proposed by the Company.

(c)  Prior to the filing of the definitive Proxy Statement, the Company may amend and restate the employment agreements with each of the individuals set forth on Section 6.05(c) of the Company Disclosure Schedule (the “Employment Agreements”), which Employment Agreements shall contain market terms for a public company of similar size and industry to the Company.

(d)  The provisions of this Section 6.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or shall require the Company, SPAC, OpCo and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 6.06  Directors’ and Officers’ Indemnification.

(a)  The limited liability company agreement of the Company following the Transactions shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Holdings LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. SPAC further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Closing, the Company shall, and SPAC shall cause the Company to indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and the Holdings LLC Agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)  For a period of six years from the Closing, SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the directors’ and officers’ liability insurance policy applicable to Holdings, the Company and the Company Subsidiaries and their respective directors and officers (including as may be maintained by any LS Fund) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing, the Company or Holdings may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium (it being understood that if Holdings purchases such a policy, any expenses related thereto shall for all purposes hereof deemed to be a EVgo Transaction Expense that will be reimbursed by SPAC) . If the Company elects to purchase such a “tail” policy prior to the Closing, SPAC will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and SPAC is unable to obtain the insurance described in this Section 6.06(b) for an amount less than or equal to the Maximum Annual Premium, SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(c)  On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC, which indemnification agreements shall continue to be effective following the Closing.

(d)  In the event SPAC, the Company, OpCo or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of SPAC, the Company and OpCo, as the case may be, shall assume all of the obligations set forth in this Section 6.06.

Section 6.07  Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party hereto becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VII to fail.

Section 6.08  Further Action.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their commercially reasonable efforts to take all such action.

(b)  Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)  Notwithstanding the generality of the foregoing, SPAC shall use its commercially reasonable efforts to consummate the Private Placement in accordance with the Subscription Agreements, and Holdings shall reasonably cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 7.02(e) to fail.

Section 6.09  Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of SPAC and the EVgo Parties shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 6.09 shall prevent (i) SPAC or the EVgo Parties and/or its respective affiliates from publishing any press release or public announcement that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by the EVgo Parties and/or its respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 6.09, (ii) SPAC or the EVgo Parties and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by the EVgo Parties and/or its respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 6.09 or (iii) the EVgo Parties and its affiliates from furnishing customary or other reasonable information concerning the Transactions to their respective members, managers, limited partners, and advisory or similar committees.

Section 6.10  Stock Exchange Listing. SPAC will use its commercially reasonable efforts to cause the SPAC Class A Common Stock issuable in connection with the Transactions (including all shares of SPAC Class A Common Stock issuable upon the exercise of the Class B Exchange Right) to be approved for listing on the NYSE or Nasdaq, as mutually agreed by the parties (which, if Nasdaq, shall include SPAC using its commercially reasonable efforts to delist the SPAC Units, SPAC Class A Common Stock and SPAC Warrants from the NYSE and instead prepare and submit to Nasdaq a listing application covering such securities). During the period from the date hereof until the Closing, SPAC shall use its commercially reasonable efforts to keep the SPAC Units, SPAC Class A Common Stock and SPAC Warrants listed for trading on the NYSE or, if Nasdaq is mutually agreed upon by the parties pursuant to the foregoing, on Nasdaq.

Section 6.11  Antitrust.

(a)  To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and SPAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)  SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.11(b) may (i) be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, (ii) be restricted to outside counsel and redacted as necessary to comply with contractual arrangements, and (iii) to the extent constituting Item 4(c) information on the HSR Act filing form, be kept confidential by the applicable party and not disclosed to the other party hereunder.

(c)  No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 6.12  Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 6.13  Tax Matters. For U.S. federal (and any applicable state or local) income Tax purposes, each of Holdings, SPAC and SPAC Sub hereby agrees to treat certain portions of the Combination Transactions as follows:

(a)  in accordance with Revenue Ruling 99-5, 1999-1 CB 434 (Situation 2), the SPAC Sub Contribution shall be treated as the formation of OpCo as a partnership by way of a contribution by (i) Holdings to OpCo of all of the assets held directly or indirectly by the Company in exchange for the Holdings OpCo Units and (ii) SPAC Sub to OpCo of all of its assets, except the Holdings Class B Shares and the right to enter into the Tax Receivable Agreement, in exchange for the Issued OpCo Units, in each case, pursuant to Section 721 of the Code;

(b)  each of the Holdings Class B Shares and the right to request redemption of OpCo Units contemplated by the OpCo A&R LLC Agreement shall be treated as having a fair market value equal to zero dollars ($0) at the time of the Combination Transactions; and

(c)  any rights under the Tax Receivable Agreement associated with redemptions of OpCo Units after the date hereof shall not be recognized as consideration received in exchange for the Combination Transactions and shall be taken into account as consideration only in connection with such redemptions.

The tax treatment described in Section 6.13(a), Section 6.13(b) and Section 6.13(c) collectively, is referred to as the “Intended Tax Treatment.” Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, each of Holdings, SPAC and SPAC Sub shall (and, if applicable, shall cause its affiliates to): (x) file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (y) not take any action or position inconsistent with the Intended Tax Treatment.

Section 6.14  Directors. SPAC shall take all necessary action so that immediately after the Closing, the SPAC Board is comprised of the individuals designated on Exhibit H and such other individuals as are designated by Holdings and reasonably acceptable to SPAC.

Section 6.15  Certain Matters.

(a)  SPAC shall use its commercially reasonable efforts to provide or obtain, or cause its affiliates to provide or obtain, for the benefit or account of the Company or a Company Subsidiary, as applicable, all such letters of credit, guarantees, surety bonds, equity commitment letters, cash collateral, third party indemnification or payment agreements and other credit support to take effect on the Closing Date (“Replacement Credit Support”) as is required to replace all outstanding credit support set forth in Section 6.15 of the Company Disclosure Schedule (the “Company Credit Support”); provided, that to the extent any such Replacement Credit Support has not been obtained as of Closing, SPAC and Holdings shall enter into an indemnification agreement, in a form acceptable to Holdings, pursuant to which SPAC shall agree to indemnify Holdings and its affiliates to the extent any liabilities, costs or expenses are incurred by Holdings or any of its affiliates with respect to the Company Credit Support (and, to the extent any such indemnification obligations are not promptly satisfied, the issuance of a promissory note from EVgo Services LLC to Holdings on customary terms with a principal amount equal to the amount of such incurred liabilities, costs or expenses).

(b)  In connection with the items contemplated by Section 6.15(a), (i) the Company will reasonably cooperate with SPAC in obtaining the Replacement Credit Support and (ii) without the prior written consent of the Company, none of the SPAC, SPAC Sub and their respective Representatives shall initiate or participate in any communication or requests for meetings in connection with obtaining the Replacement Credit Support with the counterparty to any Company Credit Support.

(c)  The Company shall, and shall cause its affiliates to, take such action and make such payments as may be necessary so that, as of the Closing, there shall be no Intercompany Debt.

Section 6.16  Audited Financial Statements.The Company shall use its commercially reasonable efforts to deliver to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than thirty (30) days from the date of this Agreement.

Article VII.

CLOSING CONDITIONS

Section 7.01  Conditions to the Obligations of Each Party. The obligations of the EVgo Parties, SPAC and SPAC Sub to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following conditions:

(a)  SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the Delaware General Corporation Law, the SPAC Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)  HSR. HSR Clearance shall have been obtained, made or given.

(d)  Stock Exchange Listing. The shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including all shares of SPAC Class A Common Stock issuable upon the exercise of the Class B Exchange Right) shall be listed on the NYSE, or Nasdaq, as mutually agreed by the parties pursuant to Section 6.10, as of the Closing Date.

(e)  SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placements and following the exercise of Redemption Rights in accordance with the SPAC Organizational Documents.

Section 7.02  Conditions to the Obligations of SPAC and SPAC Sub. The obligations of SPAC and SPAC Sub to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of the Company contained in (i) Section 3.01, Section 3.04 and Section 3.21 shall each be true and correct in all material respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.08(b) shall be true and correct in all respects as of the date hereof, (iii) Section 3.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent any changes that reflect actions permitted in accordance with Section 5.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) or except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, SPAC, SPAC Sub or their affiliates, and (iv) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(b)  Agreements and Covenants. Each EVgo Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such EVgo Party on or prior to the Closing.

(c)  Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d)  Material Adverse Effect. No Company Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Closing Date.

(e)  Closing Deliveries. Holdings shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to (i) SPAC the documents and deliveries set forth in Section 2.02(c) and (ii) OpCo the documents and deliveries set forth in Section 2.02(e), in each case, duly executed by the EVgo Parties as applicable.

Section 7.03  Conditions to the Obligations of Holdings and the Company. The obligations of Holdings and the Company to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to Closing of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of SPAC and SPAC Sub contained in (i) Section 4.01, Section 4.04 and Section 4.12 shall each be true and correct in all material respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(a)(ii) shall be true and correct in all respects as of the date hereof, (iii) Section 4.03 shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 5.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) or except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional liability to the Company, OpCo, SPAC, SPAC Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)  Agreements and Covenants. SPAC and SPAC Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)  Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d)  Minimum Trust Account Cash. The Trust Account Cash shall not be less than $115,000,000.

(e)  Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Closing Date.

(f)  Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 6.12 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement, the Combination Transactions and the other Transactions.

(g)  Credit Support. SPAC shall have provided evidence that (i) all Replacement Credit Support has been put in place and will become effective as of the Closing and (ii) all existing credit support shall have been released at the Closing, in each case to the Company’s reasonable satisfaction.

(h)  Closing Deliveries. (i) SPAC shall have delivered (or will deliver at Closing) to Holdings the documents and deliveries set forth in Section 2.02(b) and (ii) SPAC Sub shall have delivered (or will deliver at Closing) to OpCo the documents and deliveries set forth in Section 2.02(d), in each case, duly executed as applicable.

Article VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a)  by mutual written consent of SPAC and the Company; or

(b)  by either SPAC or the Company if the Closing shall not have occurred prior to the date that is one hundred and eighty (180) days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date; or

(c)  by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)  by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting; provided, however, that this Agreement may not be terminated under this Section 8.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 7.01(a); or

(e)  by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of the EVgo Parties set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied at the Closing (“Terminating EVgo Breach”); provided that SPAC has not waived such Terminating EVgo Breach and SPAC and SPAC Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating EVgo Breach is curable by such EVgo Party, SPAC may not terminate this Agreement under this Section 8.01(e) for so long as the applicable EVgo Party continues to exercise its commercially reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the EVgo Parties and the Outside Date; or

(f)  by Holdings upon a material breach of any representation, warranty, covenant or agreement on the part of SPAC and SPAC Sub set forth in this Agreement, or if any representation or warranty of SPAC and SPAC Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied at the Closing (“Terminating SPAC Breach”); provided that Holdings has not waived such Terminating SPAC Breach and the EVgo Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC and SPAC Sub, Holdings may not terminate this Agreement under this Section 8.01(f) for so long as SPAC and SPAC Sub continue to exercise their commercially reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the EVgo Parties and the Outside Date.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) this Section 8.02, Section 8.03, Section 9.06, Section 9.07 and Section 9.10 (and any corresponding definitions set forth in Article I) and (ii) in the case of any willful and material breach of this Agreement by a party hereto. Prior to Closing, each party’s sole and exclusive remedy for any breach of this Agreement (whether at Law, in equity, in contract, in tort or otherwise), or for any failure of the Closing to occur for any reason or no reason, shall be (i) to specifically enforce the obligations of this Agreement pursuant to Section 9.10 or (ii) to terminate this Agreement in accordance with this Article VIII.

Section 8.03  Expenses. Except as set forth in this Section 8.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that if the Closing shall occur, SPAC shall pay or cause to be paid, (i) the accrued but unpaid EVgo Transaction Expenses and (ii) any expenses of SPAC Sub or its affiliates incurred in connection with this Agreement and the Transactions (it being understood that any payments to be made (or to cause to be made) by SPAC under this Section 8.03 shall be paid as soon as reasonably practicable upon consummation of the Transactions and release of proceeds from the Trust Account). In addition, SPAC shall pay to Holdings at Closing as a reimbursement an amount equal to (x) any EVgo Transaction Expenses paid by Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) prior to Closing and (y) any cash contributions or loans made by Holdings or any of its affiliates (other than the Company and the Company Subsidiaries) to the Company or any Company Subsidiary in respect of any EVgo Transaction Expenses.

Section 8.04  Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.05  Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the EVgo Parties, (ii) waive any inaccuracy in the representations and warranties of the EVgo Parties contained herein or in any document delivered by the EVgo Parties pursuant hereto, and (iii) waive compliance with any agreement of the EVgo Parties or any condition to its own obligations contained herein and (b) Holdings may (i) extend the time for the performance of any obligation or other act of SPAC or SPAC Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or SPAC Sub contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of SPAC or SPAC Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article IX.

GENERAL PROVISIONS

Section 9.01  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or SPAC Sub:

Climate Change Crisis Real Impact I Acquisition Corporation
300 Carnegie Center, Suite 150

Princeton, New Jersey 08540
Attention: David Crane, Chief Executive Officer
Email: legal@climaterealimpactsolutions.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive

Chicago, Illinois 60606
Attention: Edward S. Best; James B. Carlson
Email: ebest@mayerbrown.com; jcarlson@mayerbrown.com

if to any EVgo Party:

c/o LS Power Equity Advisors, LLC
1700 Broadway, 35th Floor
New York, New York 10019
Attention: General Counsel
Email: jstaikos@lspower.com

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street
25th Floor, Ste. 2500
Houston, Texas 77002
Attention: Ramey Layne; John Kupiec

Email: rlayne@velaw.com; jkupiec@velaw.com

Section 9.02  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX and any corresponding definitions set forth in Article I.

Section 9.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04  Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 9.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 9.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.07  Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

Section 9.08  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10  Specific Performance.

(a)  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)  Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 9.11  No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate (including the LS Fund and its affiliates and Representatives), agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate (including the LS Fund and its affiliates and Representatives), agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, lost profits or revenues, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, SPAC Sub, Holdings, the Company and OpCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION

By	/s/ John A. Cavalier
Name: John A. Cavalier
Title: Chief Financial Officer

CRIS THUNDER MERGER LLC

By: Climate Change Crisis Real Impact I Acquisition Corporation, its sole member

By	/s/ John A. Cavalier
Name: John A. Cavalier
Title: Chief Financial Officer

[Signature Page to Business Combination Agreement]

EVGO HOLDINGS, LLC

By	/s/ David Nanus
Name:	David Nanus
Title:	EVP

EVGO HOLDCO, LLC

By: EVgo Holdings, LLC, its sole member

By	/s/ David Nanus
Name:	David Nanus
Title:	EVP

EVGO OPCO, LLC

By EVgo Holdings, LLC, its sole member

By	/s/ David Nanus
Name:	David Nanus
Title:	EVP

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Registration Rights Agreement

[Attached]

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among EVgo Inc., a Delaware corporation f/k/a Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”), Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company (the “CRIS Sponsor”), EVgo Holdings, LLC, a Delaware limited liability (“EVgo Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the CRIS Sponsor, the EVgo Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company and the CRIS Sponsor entered into that certain Securities Subscription Agreement, dated as of August 10, 2020, pursuant to which the Sponsor purchased an aggregate of 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”);

WHEREAS, on September 29, 2020, the Company, the CRIS Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration and Stockholder Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the CRIS Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on January 21, 2021, the Company, CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), EVgo Sponsor, EVgo HoldCo, LLC, a Delaware limited liability company (“EVgo HoldCo”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of EVgo Sponsor (“OpCo”), entered into that certain Business Combination Agreement (the “BCA”), pursuant to which the parties to the BCA will undertake the transactions described therein (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, the Holders (other than EVgo Sponsor) will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), the CRIS Sponsor will own warrants of the Company, each such warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share (the “Private Placement Warrants”) and EVgo Sponsor will own common units of OpCo (“OpCo Units”) and shares of the Company’s Class B Common Stock, which together will be exchangeable for shares of Common Stock pursuant to the terms of the amended and restated limited liability company agreement of OpCo; and

WHEREAS, the Company and the Existing Holders desire to terminate the Existing Registration Rights Agreement and enter into this Agreement with EVgo Sponsor and the Holders, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals hereto.

Ex. A-1

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning give in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“CRIS Sponsor” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $40 million, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“EVgo HoldCo” shall have the meaning given in the Preamble.

“EVgo Sponsor” shall have the meaning given in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any similar short-form registration statement that may be available at such time.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“OpCo Units” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4 of this Agreement.

Ex. A-2

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (c) any outstanding shares of Common Stock held by a Holder as of the date of this Agreement, (d) any shares of Common Stock issued or issuable upon exchange of OpCo Units and Class B Shares held by a Holder as of the date of this Agreement and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Security when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

Ex. A-3

“Shelf Registration” shall have the meaning given in subsection 2.1.1(b).

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1. Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within fifteen (15) business days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415(a)(1)(i) on a Registration Statement on Form S-1. The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

(b) The Company agrees that, as soon as reasonably practicable after the Company is eligible to register Registrable Securities on Form S-3 (but in any event not less than 15 days thereafter), the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities not included on Registration Statement required to be filed pursuant to subsection 2.1.1(a) (collectively, the “Shelf Registrations”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 of this Agreement or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by, or become effective pursuant to rules promulgated by, the Commission. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the resale of the applicable Registrable Securities by the Holders.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to offer in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) business days (one (1) business day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of four (4) Underwritten Offerings within any twelve (12)-month period pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering (or such shorter period if permitted by applicable lock-up agreements). Notwithstanding the foregoing, no Underwritten Demand will be effective hereunder unless the net proceeds (net of underwriting fees and commissions) to the Holders from the sale of the Registrable Securities included in such request are reasonably expected to exceed $40,000,000 or such request includes all Registrable Securities owned by the requesting Holders at such time.

Ex. A-4

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Common Stock or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering or, if applicable, the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.5.

2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (five (5) business days in the case of filing a Registration Statement and (2) two business days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) business day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Ex. A-5

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (a) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (c) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Common Stock or other equity securities of the Company, if any, of such requesting persons or entities and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, pro rata based on the respective number of Registrable Securities, Common Stock or other equity securities that each requesting persons, entities and Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities, Common Stock or other equity securities that such persons, entities and Holders have requested be included in such Underwritten Offering; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), and (B), Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

Ex. A-6

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Restrictions on Registration Rights. If (a) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (b) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

ARTICLE III
COMPANY PROCEDURES

3.1. General Procedures. The Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

Ex. A-7

3.1.4 prior to any Registration of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.10 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.11 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

Ex. A-8

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2. Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (a) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (b) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

Ex. A-9

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1. Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Ex. A-10

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery or (c) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy or telegram, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], or by email at: [•], and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Ex. A-11

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice provided in accordance with Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Subscription Agreements, dated as of January 21, 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of September 29, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail and will not enter into any other registration rights agreement or agreement with similar terms that would conflict with the terms and conditions of this Agreement.

5.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article V shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Ex. A-12

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

EVgo Inc.,
a Delaware corporation

By:
Name: [●]
Title: [●]

HOLDERS:

EVgo Holdings, LLC,
a Delaware limited liability company

By:
Name: [●]
Title: [●]

Climate Change Crisis Real Impact I Acquisition Holdings, LLC,
a Delaware limited liability company

By:
Name: [●]
Title: [●]

Mary Powell

Mimi Alemayehou

Richard Kauffman

Anne Frank-Shapiro

Daniel Gross

Amir Mehr

Stephen Moch

[Signature Page to Registration Rights Agreement]

Ex. A-13

EXHIBIT B

Form of Second Amended and Restated Certificate of Incorporation of SPAC

[Attached]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
EVGO INC.

EVgo Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 4, 2020 and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2020, both under the name Climate Change Crisis Real Impact I Acquisition Corporation.

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) has been declared advisable by the board of directors of the Corporation (the “Board”) and was duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the DGCL.

3. The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

First: The name of the Corporation is EVgo Inc.

Second: The address of its registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●]. The registered office and registered agent of the Corporation may be changed from time to time by the Board in the manner provided by applicable law.

Third: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

Fourth: The total number of shares of stock that the Corporation shall have the authority to issue is [●] shares of stock, classified as (i) [●] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) [●] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) [●] shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

1. Provisions Relating to Preferred Stock.

(a) Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board and included in a certificate or certificates of designation (each, a “Preferred Stock Designation”) as hereafter prescribed.

Ex. B-1

(b) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and with respect to each series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted by the Board providing for the issuance thereof the designation and the powers, preferences, privileges, rights, qualifications, limitations and restrictions relating to each series of Preferred Stock, including, but not limited to, the following:

(i) whether or not the class or series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the powers, preferences, privileges and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(iv) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v) whether or not the shares of any class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

Ex. B-2

(viii) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(ix) such other powers, privileges, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as the Board may deem advisable.

(c) The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

2. Provisions Relating to Common Stock.

(a) Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

Ex. B-3

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (i) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Amended and Restated Limited Liability Agreement of EVgo Opco, LLC dated as of [●], 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.

Ex. B-4

(f) The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(g) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

Fifth: The business and affairs of the Corporation shall be managed by or under the direction of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in the related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2022 annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the 2023 annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the 2024 annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time this Second Amended and Restated Certificate of Incorporation becomes effective, subject to the terms of any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”). Subject to applicable law, the rights of the holders of any series of Preferred Stock specified in the related Preferred Stock Designation and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor, unless otherwise determined by the Board. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Ex. B-5

Subject to the Nomination Agreements and the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation; provided that for so long as LS Power (as defined below) and any investment funds or entities controlled or advised by LS Power (collectively, the “Sponsor Entities”) collectively own at least 30% of the then-outstanding Common Stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent in accordance with the DGCL, this Second Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the Nomination Agreements, the number of directors shall be fixed from time to time in the manner provided in the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.

Sixth: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

Seventh: Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, at the request of the holders of at least 35% of the then-outstanding Common Stock, the Board shall call a special meeting of stockholders of the Corporation. Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

Ex. B-6

Eighth: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation without any action on the part of the stockholders of the Corporation. Notwithstanding the preceding sentence, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by the vote of holders of not less than 75% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, including at least 65% of the voting power of the shares of stock then held by the Sponsor Entities. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

Ninth: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer, employee, agent or trustee of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee, agent or trustee at the request of the Corporation or any predecessor to the Corporation.

Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Tenth: The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

1. Provisions Relating to Business Combination.

Notwithstanding the foregoing, at any point in time at which any class of the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

Ex. B-7

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons (as defined below) who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the then-outstanding voting stock of the Corporation which is not owned by the interested stockholder.

2. Certain Defined Terms.

For purposes of this Article Tenth, the term:

(a) “Affiliate” of any person shall include any principal, member, director, partner, manager, shareholder, subsidiary, officer, employee or other representative of any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person (with respect to the Sponsor-Affiliates (as defined below), other than the Corporation and any entity controlled by the Corporation) or any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 1 of this Article Tenth is not applicable to the surviving entity;

Ex. B-8

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under sub-clauses (C)-(E) of this clause (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

Ex. B-9

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the Affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include or be deemed to include, in any case, (A) LS Power (as defined below), any LS Power Transferee (as defined below) or any of their respective Affiliates or successors, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding anything to the contrary in this Article Tenth, any stockholder of the Corporation, with Affiliate(s), associate(s), or other person(s) who may be deemed representatives of it serving as director(s) of the Corporation, shall not be deemed to own or to have acquired any shares of voting stock of the Corporation held by such other persons serving as director(s) of the Corporation to the extent such securities were issued by the Corporation to such director(s) in the ordinary course of business as compensation for their services as director(s) of the Corporation.

(f) “LS Power” means, collectively, LS Power Equity Advisors, LLC, LS Power Associates L.P. and their respective Affiliates (other than the Corporation).

(g) “LS Power Transferee” means any person that acquires beneficial ownership of outstanding voting stock of the Corporation either (i) directly from LS Power or any of its Affiliates or successors, or (ii) directly from a person described in sub-clause (i) above or from any other LS Power Transferee.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

Ex. B-10

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in sub-clause (B) of clause (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Eleventh: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Second Amended and Restated Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Second Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Second Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

Twelfth: Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (and in addition to any other vote that may be required by applicable law, this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of at least 75% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, the affirmative vote of the holders of at least 50% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, including at least 65% in voting power of the shares of stock of the Corporation then held by the Sponsor Entities, shall be required to amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation. Notwithstanding the preceding sentence, (a) a separate vote of holders of a majority of Common Stock held by the Sponsor Entities shall be required to amend, alter, repeal or adopt a provision of this Second Amended and Restated Certificate of Incorporation inconsistent with the following provisions: (i) so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, the proviso in Article Sixth and the proviso in Article Seventh and (ii) so long as the Sponsor Entities own any Common Stock, Article Tenth, Article Fourteenth and this proviso in Article Twelfth, and (b) a separate vote of holders of a majority of Class B Common Stock shall be required to (i) amend, alter, repeal or adopt a provision of this Second Amended and Restated Certificate of Incorporation inconsistent with Section 2(e) of Article Fourth and (ii) amend, alter or repeal any other provision of Section 2 of Article Fourth that affects the holders of Class B Common Stock in a manner that is different or prejudicial relative to the holders of Class A Common Stock.

Ex. B-11

Thirteenth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or trustee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

Fourteenth:

1. Certain Definitions. For purposes of this Article Fourteenth, the “Sponsor-Affiliates” shall mean LS Power, and each of their respective Affiliates.

2. Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Fourteenth are set forth to define the circumstances in which any duties of the Non-Employee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors or their respective Affiliates.

Ex. B-12

3. Certain Transactions. None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article Fourteenth in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 4 of this Article Fourteenth. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Section 3 or which are stated in this Section 3 to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

4. Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section 3 of this Article Fourteenth shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no Sponsor-Affiliate of such Non-Employee Director independently receives notice or otherwise identifies such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

5. Exclusion. In addition to and without limiting the foregoing provisions of this Article Fourteenth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

6. Amendment of this Article. Any amendment, repeal or modification of this Article Fourteenth shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

Fifteenth: If any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

Ex. B-13

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this [●] day of [●], 2021.

EVGO INC.

By:
Name:	Cathy Zoi
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation

Ex. B-14

EXHIBIT C

Form of Amended and Restated Bylaws of SPAC

[Attached]

AMENDED AND RESTATED BYLAWS OF

EVGO INC.

Incorporated under the Laws of the State of Delaware

_____________________

Article I
OFFICES AND RECORDS

Section 1.1. Registered Office. The registered office and agent of EVgo Inc. (the “Corporation”) in the State of Delaware shall be fixed in the Second Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, including any preferred stock designation (the “Certificate of Incorporation”). The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

Section 1.2. Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

Section 1.3. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Article II
STOCKHOLDERS

Section 2.1. Annual Meeting. If required by applicable law, an annual meeting of the stockholders of the Corporation shall be held at such date, time and place, if any, either within or without the State of Delaware, as may be fixed by resolution of the Board. Any proper business may be transacted at the annual meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 2.2. Special Meeting. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock of the Corporation (“Preferred Stock”), special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board pursuant to a resolution adopted by the affirmative vote of a majority of the Board; provided that for so long as LS Power Equity Advisors, LLC (“LS Advisors”), LS Power Associates L.P. (“LS Power”) and any investment funds or entities controlled or advised by LS Advisors or LS Power (collectively, the “Sponsor Entities”) collectively own at least 30% of the outstanding Common Stock (as defined in the Certificate of Incorporation), at the request of the holders of at least 35% of the then-outstanding Common Stock, the Board shall call a special meeting of stockholders of the Corporation. Subject to the rights of holders of any series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board; provided that the Board may not take any such action with respect to any special meeting of the stockholders previously scheduled by the Board at the request of the holders of at least 35% of the then-outstanding Common Stock pursuant to this Section 2.2 without the prior written consent of such holders.

Ex. C-1

Section 2.3. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be greater than 60 nor fewer than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be greater than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by applicable law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by applicable law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Ex. C-2

Section 2.4. Stockholder List. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is fewer than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the stockholder list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of the stockholders.

Section 2.5. Place of Meeting. The Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders. If no designation is so made, the place of meeting shall be the principal executive offices of the Corporation. The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Delaware General Corporation Law (the “DGCL”) and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 2.6. Notice of Meeting. Written or printed notice, stating the place, if any, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not fewer than ten days nor greater than 60 days before the date of the meeting, in a manner pursuant to Section 7.7 hereof, to each stockholder of record entitled to vote at such meeting. The notice shall specify (a) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), (b) the place, if any, date and time of such meeting, (c) the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, (d) in the case of a special meeting, the purpose or purposes for which such meeting is called and (e) such other information as may be required by applicable law or as may be deemed appropriate by the Board, the Chairman of the Board or the Chief Executive Officer or the Secretary of the Corporation. If the stockholder list referred to in Section 2.4 of these Bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his/her address as it appears on the stock transfer books of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice in accordance with the DGCL. Such further notice shall be given as may be required by applicable law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws.

Ex. C-3

Section 2.7. Quorum and Adjournment of Meetings.

(a) Except as otherwise provided by applicable law or by the Certificate of Incorporation, the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote at the meeting (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority in voting power of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. For the avoidance of doubt, abstentions (that are marked as such) and broker non-votes shall be treated as present for purposes of determining the presence or absence of quorum. Only the person presiding over the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b) Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for greater than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section 2.8. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such other manner prescribed by the DGCL) by the stockholder or by his/her duly authorized attorney-in-fact. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission. No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation.

Section 2.9. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, subject to the obligations of the Corporation set forth in any nomination agreements between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Nomination Agreements”) or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures and other requirements set forth in these Bylaws and applicable law as to such business or nomination. For the avoidance of doubt, Section 2.9(a)(i)(C) of these Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act, and included in the Corporation’s proxy statement pursuant thereto) before an annual meeting of the stockholders.

Ex. C-4

(ii) For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.9(a)(i)(C) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and in the case of business other than nominations, such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation by registered mail at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which anniversary, in the case of the first annual meeting of stockholders following the close of the Corporation’s business combination, shall be deemed to be [May 1, 2022]); provided, however, that in the event that the date of the annual meeting is greater than 30 days before or greater than 60 days after such anniversary date, or if no annual meeting was held in the preceding year (other than with respect to the Corporation’s first annual meeting of stockholders following the close of the Corporation’s business combination), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is fewer than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, postponement or recess of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.9(a)(ii) or Section 2.9(b)) to the Secretary of the Corporation must:

(A) set forth, as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), (1) the name and address of such stockholder or Stockholder Associated Person, as they appear on the Corporation’s books, and of such Stockholder Associated Person, if any, (2) (I) the class or series and number of shares of stock or other securities of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder or Stockholder Associated Person as of the date of the notice, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation held by such stockholder or Stockholder Associated Person, in each case, as of the date of the notice, (III) a description of any agreement, proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of the Corporation or among such stockholder, Stockholder Associated Person and any other person that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable), (IV) any short interest in any security of the Corporation (for purposes of these Bylaws a person shall be deemed to have a “short interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) by such stockholder or Stockholder Associated Person, (V) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (VI) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (VII) any performance-related fees (other than an asset-based fee) that such stockholder or Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or Stockholder Associated Person’s immediate family sharing the same household (which information, in each case, shall be supplemented by such stockholder and any Stockholder Associated Person not later than 10 calendar days after the record date for the meeting to disclose such information as of the record date), (3) any other information relating to such stockholder or Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (4) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (5) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends to (I) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or to elect each such nominee or (II) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. If requested by the Corporation, the information required under clauses (A)(1) and (A)(2) of the preceding sentence of this Section 2.9(a)(ii) shall be supplemented by such stockholder and any such Stockholder Associated Person not later than five days after the record date for notice of the meeting to disclose such information as of such record date;

Ex. C-5

(B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment) the reasons for conducting such business at the meeting and any material interest of such stockholder or Stockholder Associated Person, if any, in such business and (2) a description of all agreements, arrangements and understandings between such stockholder or Stockholder Associated Person, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving a full term as a director if elected), (2) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election, and (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or Stockholder Associated Person, and each proposed nominee, and his/her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D) with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2.9(a)(iv) of these Bylaws and such other information that the Corporation may reasonably request and that is necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

Ex. C-6

(iii) Notwithstanding anything in the second sentence of Section 2.9(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(iv) To be eligible to be a nominee for election or reelection as a director of the Corporation, a proposed nominee must deliver (in accordance with the method, means and time periods prescribed for delivery of notice under Section 2.9(a)(ii) of these Bylaws and applicable law) to the Secretary at the principal executive offices of the Corporation (A) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire the proposed nominee shall request in writing from the Secretary with at least 7 days’ prior notice); (B) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (1) is not and will not become a party to (I) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote in such capacity on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (II) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable law and all applicable rules of the U.S. exchanges upon which the Common Stock of the Corporation is listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and other guidelines of the Corporation, (4) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation and (5) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (C) a written director agreement (which agreement shall be provided by the Secretary upon written request and shall include, without limitation, such person’s agreement to abide by all policies applicable to directors of the Corporation, including a requirement to preserve and maintain the confidentiality of the Corporation’s material non-public information).

(v) For purposes of this Section 2.9(a), “Stockholder Associated Person” of any stockholder shall mean (A) any person acting in concert with such stockholder, (B) any other beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (C) if any such stockholder or beneficial owner is an entity, each director, executive, managing member or control person of such entity, where “control person” includes any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such beneficial owner.

Ex. C-7

(b) Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting (i) by or at the direction of the Board or any committee thereof, subject to the obligations of the Corporation set forth in the Nomination Agreements or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in these Bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures and other requirements set forth in these Bylaws. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.9(a)(ii) of these Bylaws with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.9(a)(iv) of these Bylaws) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is fewer than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment, postponement or recess of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in these Bylaws and the Nomination Agreements shall be eligible to serve as directors, and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these Bylaws and applicable law. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the person presiding over the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. For the avoidance of doubt, unless otherwise required by law or otherwise determined by the Chairman of the Board, the Board or the person presiding over the meeting, if the stockholder does not provide the information required under Section 2.9 of these Bylaws to the Corporation within the time frames specified herein, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

Ex. C-8

(iii) Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Sections 2.9(a) or 2.9(b) of these Bylaws or the Nomination Agreements. Nothing in these Bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) of the holders of any series of Preferred Stock if and to the extent provided for under applicable law, the Certificate of Incorporation or these Bylaws or (C) set forth in the Nomination Agreements.

(iv) The Corporation may require any proposed stockholder nominee for director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) making a nomination or proposal under this Section 2.9 does not appear at a meeting of stockholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 2.10. Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) restrictions on the use of any audio or video recording devices at the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (h) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Ex. C-9

Section 2.11. Required Vote. Except as otherwise required by law or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, at any meeting at which directors are to be elected, so long as a quorum is present, the directors shall be elected by a plurality of the votes validly cast in such election. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited. Except as otherwise provided by applicable law, the rules and regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors and certain non-binding advisory votes described below, the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. In non-binding advisory matters with more than two possible vote choices, the matter shall be deemed the recommendation of the stockholders if it has received a plurality of the votes.

Section 2.12. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such corporation is held, directly or indirectly by the Corporation, and such shares will not be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or such other corporation, to vote stock of the Corporation held in a fiduciary capacity.

Section 2.13. Inspectors of Elections; Opening and Closing the Polls. At any stockholder meeting, the Board by resolution may, and when required by applicable law, shall, appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders and the appointment of an inspector is required by applicable law, the person presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his/her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his/her ability. The inspectors shall have the duties prescribed by applicable law.

Section 2.14. Stockholder Action by Written Consent. Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of minutes of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

Ex. C-10

Article III
BOARD OF DIRECTORS

Section 3.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board elected in accordance with these Bylaws. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. The directors shall act only as a Board, and the individual directors shall have no power as such.

Section 3.2. Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances and the Nomination Agreements, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. The election and term of directors shall be as set forth in the Certificate of Incorporation.

Section 3.3. Regular Meetings. Subject to Section 3.5, regular meetings of the Board shall be held on such dates, and at such times and places, as are determined from time to time by resolution of the Board.

Section 3.4. Special Meetings. Special meetings of the Board shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board then in office. The person or persons authorized to call special meetings of the Board may fix the place, if any, date and time of the meetings. Any business may be conducted at a special meeting of the Board.

Section 3.5. Notice. Notice of any meeting of directors shall be given to each director at his/her business or residence in writing by hand delivery, first-class or overnight mail, courier service or facsimile or electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 48 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 48 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 48 hours prior to the time set for the meeting and shall be confirmed by facsimile or electronic transmission that is sent promptly thereafter. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws.

Ex. C-11

Section 3.6. Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, including by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware.

Section 3.7. Conference Telephone Meetings. Members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting, except where such person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 3.8. Quorum. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice unless (a) the date, time and place, if any, of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 3.5 of these Bylaws shall be given to each director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.9. Vacancies. Subject to applicable law, the rights of holders of any series of Preferred Stock and the Nomination Agreements, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled in accordance with the Certificate of Incorporation.

Section 3.10. Removal. Subject to the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to the Certificate of Incorporation (including any certificate of designation thereunder) and the Nomination Agreements, any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, the Certificate of Incorporation and these Bylaws, provided that so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, any director may be removed with or without cause by the holders of a majority of the outstanding Common Stock.

Ex. C-12

Section 3.11. Chairman of the Board. The Chairman of the Board shall be chosen from among the directors. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board. The Chairman of the Board shall perform all duties incidental to his/her office that may be required by law and all such other duties as are properly required of him/her by the Board. The Chairman of the Board shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board.

Section 3.12. Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses. The Corporation will cause each non-employee director serving on the Board to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by him/her in connection with such service.

Section 3.14. Regulations. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the Corporation as the Board may deem appropriate.

Article IV
COMMITTEES

Section 4.1. Designation; Powers. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the obligations of the Corporation set forth in the Nomination Agreements. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 4.2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 shall choose its own chairman by a majority vote of the members then in attendance in the event the chairman has not been selected by the Board, shall keep regular minutes of its proceedings and report the same to the Board when requested, and shall meet at such times and at such place or places as may be provided by the charter of such committee or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board shall adopt a charter for each committee for which a charter is required by applicable laws, regulations or stock exchange rules, may adopt a charter for any other committee, and may adopt other rules and regulations for the governance of any committee not inconsistent with the provisions of these Bylaws or any such charter, and each committee may adopt its own rules and regulations of governance, to the extent not inconsistent with these Bylaws or any charter or other rules and regulations adopted by the Board.

Ex. C-13

Section 4.3. Substitution of Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.

Article V
OFFICERS

Section 5.1. Officers. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, a President, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or Chief Executive Officer may appoint, such other officers (including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee thereof or by the Chief Executive Officer, as the case may be.

Section 5.2. Election and Term of Office. The officers of the Corporation shall be elected or appointed from time to time by the Board. Each officer shall hold office until his/her successor shall have been duly elected or appointed and shall have qualified or until his/her death or until he/she shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the Board or, except in the case of an officer or agent elected by the Board, by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his/her successor, his/her death, his/her resignation or his/her removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 5.3. Chief Executive Officer. The Chief Executive Officer shall act as the general manager and, subject, to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation. If the Chief Executive Officer is also a member of the Board, the Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board. The Chief Executive Officer shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the Corporation.

Ex. C-14

Section 5.4. Chief Financial Officer. The Chief Financial Officer shall act in an executive financial capacity. The Chief Financial Officer shall assist the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs.

Section 5.5. President. The President, if any, shall have such powers and shall perform such duties as shall be assigned to him/her by the Board.

Section 5.6. Senior Vice Presidents and Vice Presidents. Each Senior Vice President and Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him/her by the Board.

Section 5.7. Treasurer. The Treasurer, if any, shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. He/she shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him/her from time to time by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 5.8. Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he/she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law; he/she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he/she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he/she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him/her by the Board, the Chairman of the Board or the Chief Executive Officer.

Section 5.9. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board or any committee thereof for the unexpired portion of the term at any meeting of the Board or any committee thereof. Any vacancy in an office appointed by the Chairman of the Board or the Chief Executive Officer because of death, resignation, or removal may be filled by the Chairman of the Board or the Chief Executive Officer.

Section 5.10. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers that the Corporation may possess by reason of its ownership of securities in such other corporation.

Ex. C-15

Article VI
STOCK CERTIFICATES AND TRANSFERS

Section 6.1. Uncertificated Shares and Transfers. The shares of the Corporation shall be uncertificated, provided that the Corporation shall be permitted to issue such nominal number of certificates to securities depositories and further provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be represented by certificates. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by a third party registrar or transfer agent, by the holder thereof in person or by his/her attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form.

Each certificated share of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he/she were such officer, transfer agent or registrar at the date of issue.

Section 6.2. Lost, Stolen or Destroyed Certificates. If at any time shares of the Corporation’s stock are represented by certificates, no certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or his/her discretion require.

Section 6.3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 6.4. Regulations Regarding Certificates. If at any time shares of the Corporation’s stock are represented by certificates, the Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of such certificates. The Corporation may enter into additional agreements with stockholders to restrict the transfer of stock of the Corporation in any manner not prohibited by the DGCL.

Ex. C-16

Article VII
MISCELLANEOUS PROVISIONS

Section 7.1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year unless otherwise determined by the Board.

Section 7.2. Dividends. Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of stock, which dividends may be paid in either cash, property or shares of stock of the Corporation. A member of the Board, or a member of any committee designated by the Board, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.3. Seal. The seal of the Corporation shall be in such form as the Board may adopt.

Section 7.4. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, including by electronic transmission, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.5. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice, including by electronic transmission, of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such earlier or later time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

Ex. C-17

Section 7.6. Indemnification and Advancement of Expenses.

(a) The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he/she, or a person for whom he/she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, trustee or agent, or in any other capacity while serving as a director, officer, employee, trustee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

(b) The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.6 or otherwise.

(c) The rights to indemnification and advancement of expenses under this Section 7.6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of his/her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(d) If a claim for indemnification under this Section 7.6 (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Section 7.6 is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 7.6 or otherwise shall be on the Corporation.

(e) The rights conferred on any Covered Person by this Section 7.6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, any provision of the Certificate of Incorporation, these Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.

Ex. C-18

(f) This Section 7.6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(g) Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Section 7.6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Section 7.6, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Section 7.6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

Section 7.7. Notices. Except as otherwise specifically provided herein or required by applicable law, all notices required to be given to any stockholder, director, officer, employee, trustee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee, trustee or agent at his/her last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 7.8. Facsimile and Electronic Signatures. In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these Bylaws, facsimile or electronic signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

Ex. C-19

Section 7.9. Time Periods. In applying any provision of these Bylaws that require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.10. Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his/her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 7.11. Severability. Whenever possible, each provision or portion of any provision of these Bylaws will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of these Bylaws is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision or portion of any provision shall be severable and the invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and these Bylaws will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.12. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, trustee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.12.

Ex. C-20

Article VIII
AMENDMENTS

Section 8.1. Amendments. Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered or repealed (a) by the Board by resolution adopted by a majority of the directors present at any special or regular meeting of the Board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting or (b) by the stockholders at any regular or special meeting of the stockholders upon the affirmative vote of at least 75% of the voting power of the shares of the Corporation entitled to vote thereon if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, provided that for so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, these Bylaws may be amended, altered or repealed by the stockholders at any regular or special meeting of the stockholders upon the affirmative vote of at least 50% of the voting power of the shares of the Corporation entitled to vote thereon, including at least 65% of the voting power of the shares of the Corporation then held by the Sponsor Entities. No Bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

Notwithstanding the foregoing, no amendment, alteration or repeal of Section 7.6 shall adversely affect any right or protection existing under these Bylaws immediately prior to such amendment, alteration or repeal, including any right or protection of a present or former director, officer or employee thereunder in respect of any act or omission occurring prior to the time of such amendment.

Notwithstanding the foregoing, so long as the Nomination Agreement with the Sponsor Entities remain in effect, the Board shall not approve any amendment, alteration or repeal of any provision of these Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the then applicable terms of such Nomination Agreement without the prior written consent of the Sponsor Entities.

Date of Adoption: [________], 2021

Ex. C-21

EXHIBIT D

Form of Amended and Restated Limited Liability Company Agreement of OpCo

[Attached]

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EVGO OPCO, LLC

DATED AS OF [●], 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN EVGO OPCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Ex.D-i

Ex.D-ii

Ex.D-iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EVGO OPCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [●], 2021, by and among EVGO OPCO, LLC, a Delaware limited liability company (the “Company”), Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“PubCo”), CRIS Thunder Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of PubCo (“PubCo Sub”), EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement of the Company, dated effective as of January 13, 2021 (the “Existing LLC Agreement”);

WHEREAS, EVgo Holdings has been the sole owner of the Company since the Company’s formation and EVgo Holdings has contributed all of the Equity Securities in EVgo Holdco, LLC, a Delaware limited liability company, to the Company in exchange for all of the Units;

WHEREAS, the Persons party to this Agreement, among others, previously entered into that certain Business Combination Agreement, dated as of January 21, 2021, (the “Business Combination Agreement”) pursuant to which, such Persons agreed that, among other things, PubCo Sub would be admitted as a Member of the Company in connection with the transactions contemplated thereby (the “Business Combination”);

WHEREAS, pursuant to the Business Combination Agreement, and as more fully described therein, (i) PubCo has agreed to contribute to PubCo Sub all of its assets, including all of its Available Cash (as defined in the Business Combination Agreement) and certain Class B Shares (as defined below), (ii) immediately thereafter, PubCo Sub has agreed to transfer to EVgo Holdings certain Class B Shares and the right to enter into the Business Combination TRA, and (iii) immediately thereafter, PubCo Sub has agreed to contribute all of its remaining assets to the Company in exchange for Units therein;

WHEREAS, the Units owned by each of the Members immediately after the Business Combination are set forth on Exhibit A; and

Ex.D-1

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement and adopt this Agreement, which shall supersede and replace the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I

Definitions

Section 1.1  Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

Ex.D-2

“Agreement” is defined in the preamble to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Combination TRA” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, PubCo Sub, and certain current and former Members or Affiliates of the Company, as the same may be amended, supplemented or restated from time to time.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks in the city of the Company’s principal place of business are generally open for business.

“Business Opportunities Exempt Party” is defined in Section 7.4.

“Call Right” is defined in Section 3.6(n).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” means an election by the Company to redeem Units for cash pursuant to Section 3.6(d) or an election by PubCo Sub (or such designated member(s) of the PubCo Holdings Group) to purchase Units for cash pursuant to an exercise of its Call Right set forth in Section 3.6(n).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (a) other than in the case of clause (b), if the Class A Shares trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the average of the volume-weighted closing price for a Class A Share on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Shares trade, as reported by Bloomberg, L.P., or its successor, for each of the 10 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Shares; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a Public Offering (or PubCo consummates a Public Offering to fund such Cash Election), an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per Class A Share sold to the public in such Public Offering (reduced by the amount of any Discount associated with such Class A Share), and (c) if the Class A Shares no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares that would have been received in such Redemption if a Cash Election had not been made and (ii) the Fair Market Value of one Class A Share, as determined by the Managing Member in Good Faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

Ex.D-3

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the Business Combination:

(a) any Person (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of PubCo in substantially the same proportions as their ownership of PubCo Shares and excluding EVgo Holdings and its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(b) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

“Change of Control Exchange Date” is defined in Section 3.6(q).

“Class A Shares” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

Ex.D-4

“Class B Shares” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any U.S. federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any “designated individual,” if applicable, as defined in the Treasury Regulations promulgated thereunder (including, in each case, any similar capacity or role under relevant state or local law), as appointed pursuant to Section 9.4.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.2(a).

Ex.D-5

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of any member of the PubCo Holdings Group.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EVgo Holdings” is defined in the recitals to this Agreement.

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

Ex.D-6

“Fair Market Value” means the fair market value of any property as reasonably determined by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)	the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this subsection (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

Ex.D-7

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)	if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, and other items allocated pursuant to Article IV.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable, and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” is defined in Section 11.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

Ex.D-8

“Liquidating Event” is defined in Section 10.1.

“Managing Member” means PubCo Sub, in its capacity as sole managing member of the Company.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption Date” is defined in Section 3.6(o).

“Minority Member Redemption Notice” is defined in Section 3.6(o).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Permitted Transferee” means, with respect to any Member: (a) any Affiliate of such Member; (b) with respect to any Member that is a natural person or of which a majority of the outstanding Equity Securities and voting power with respect to the election of directors (or the selection of any other similar governing body in the case of an entity other than a corporation) are beneficially owned (as such term is defined under Rule 13d-3 of the Exchange Act) by a single natural person, a trust established by or for the benefit of such natural person of which only such natural person and his or her immediate family members are beneficiaries; and (c) upon the death of any Member that is a natural person, an executor, administrator or beneficiary of the estate of the deceased Member.

Ex.D-9

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Post-Business Combination TRA” means any tax receivable agreement (or comparable agreement), other than the Business Combination TRA, entered into by PubCo or any of its Subsidiaries pursuant to which any member of the PubCo Holdings Group is obligated to pay over amounts with respect to tax benefits resulting from any tax attributes to which any member of the PubCo Holdings Group becomes entitled.

“Proceeding” is defined in Section 6.2(a).

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)	any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)	if the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d)	gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

Ex.D-10

(f)	to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)	any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subsections (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

“PubCo Approved Change of Control” means any Change of Control specified in clause (b) of the definition thereof that meets the following conditions: (i) such Change of Control was approved by the Board prior to such Change of Control, (ii) such Change of Control results in an early termination of and acceleration of payments under the Business Combination TRA, (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer listed on a national securities exchange or (B) cash, and (iv) if such consideration includes common equity, the market value of the outstanding common equity held by non-affiliates of such issuer is at least twice as large as the market value of all of the outstanding common equity of PubCo, in each case on a fully-diluted basis immediately before the public announcement of such Change of Control.

“PubCo Holdings Group” means PubCo, PubCo Sub and each Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo Shares” means all shares of stock in PubCo, including the Class A Shares and the Class B Shares.

“PubCo Sub” is defined in the recitals to this Agreement.

“PubCo Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Company Level Taxes for which the PubCo Holdings Group is liable hereunder) owed by the PubCo Holdings Group (other than any obligations to remit any amounts withheld from payments to third parties) and (b) any obligations under the Business Combination TRA and any Post-Business Combination TRA payable by the PubCo Holdings Group.

Ex.D-11

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeeming Member” is defined in Section 3.6(a).

“Redemption” means any redemption of Units into Class A Shares pursuant to this Agreement.

“Redemption Date” means a Regular Redemption Date, a Special Redemption Date or, with respect to a Redemption pursuant to clause (x) of Section 3.6(e)(iii), the later of (a) the date specified in the Redemption Notice delivered by the Member and (b) the date that is ten (10) Business Days after the delivery of the Redemption Notice to the Company and PubCo Sub.

“Redemption Notice” is defined in Section 3.6(b).

“Redemption Notice Date” means, except as otherwise specified by the Managing Member to the extent necessary for PubCo to comply with the Registration Rights Agreement, with respect to any Regular Redemption Date or Special Redemption Date, the date that is 10 Business Days before such Redemption Date, and for any other Redemption Date, the date the Redemption Notice with respect to such Redemption Date is delivered, which date shall not be less than 10 Business Days before such Redemption Date.

“Redemption Right” is defined in Section 3.6(a).

“Registration Rights Agreement” means the Registration Rights Agreement, by and among PubCo and the Members, to be entered into concurrently with the closing of the Business Combination.

“Regular Redemption Date” means a date within each fiscal quarter specified by PubCo from time to time, which will generally be set so that the corresponding Redemption Notice Date falls within a window after PubCo’s earnings announcement for the prior fiscal quarter or in connection with a Public Offering.

“Regulatory Allocations” is defined in Section 4.2(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

Ex.D-12

“Special Redemption Date” means a date specified by PubCo in addition to or in lieu of the Regular Redemption Date during the same fiscal quarter. PubCo must specify a Special Redemption Date effective with any Public Offering.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Offset” is defined in Section 9.5(c).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation (other than a bona fide pledge to secure indebtedness) or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of; provided, however, that, notwithstanding anything in this Agreement to the contrary, the transfer of Equity Securities in EVgo Holdings or any direct or indirect owner thereof shall not be deemed a Transfer for any purpose of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” means [Continental Stock Transfer & Trust Company] or such other agent or agents of PubCo as may be designated by the Board as the transfer agent for the Class A Shares.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Units issued or purchased pursuant to the Business Combination Agreement or issued pursuant to the terms of this Agreement and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

Ex.D-13

“Winding-Up Member” is defined in Section 10.2(a).

Section 1.2  Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(b)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(c)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(d)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(e)	“or” is disjunctive and is not exclusive;

(f)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(g)	references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time;

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(i)	whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Ex.D-14

Article II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1  Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2  Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3  Name. The name of the Company is “EVGO OPCO, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4  Registered Office; Registered Agent. The location of the registered office of the Company and the name and address for service of process on the Company in the State of Delaware are as set forth in the Company’s Certificate of Formation, or such other office, qualified Person or address, as applicable, as the Managing Member may designate from time to time.

Section 2.5  Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6  Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7  Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8  Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” solely for U.S. federal (and applicable state and local) income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for any other purpose, including for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Ex.D-15

Article III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1  Authorized Units; General Provisions With Respect to Units.

(a)	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)	Except to the extent explicitly provided otherwise herein (including Section 3.3), each outstanding Unit shall be identical.

(c)	Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)	The total number of Units issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), in each case, in accordance with the terms of this Agreement.

Ex.D-16

(e)	If, at any time after the final delivery of Class A Shares by PubCo in the Business Combination, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class B Shares), (i) one or more member(s) of the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to such member(s) of the PubCo Holdings Group, in accordance with the contributions made by each such member pursuant to clause (i), one Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued; provided, however, that if PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition as required pursuant to Section 3.6(d). If PubCo issues any Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then the PubCo Holdings Group shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property, which shall be undertaken so as to comply with the provisions of Treasury Regulations Section 1.1032-3 and deemed to occur for U.S. federal (and applicable state and local) income tax purposes as provided therein. Except pursuant to Section 3.6, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or sells an equal number of newly issued PubCo’s Class A Shares to another Person, and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously a member of the PubCo Holdings Group issues or sells, to another Person, an equal number of newly issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company. If at any time any member of the PubCo Holdings Group issues Debt Securities, such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. If any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 3.1(e), and (2) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise.

Ex.D-17

(f)	No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (i) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.6, any Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Equity Securities of PubCo consists (in whole or in part) of Equity Securities, then the redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)	The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(i), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Ex.D-18

(h)	Notwithstanding any other provision of this Agreement, the Company may redeem Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person; provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(i)	Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo and the Managing Member may use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of PubCo, PubCo Sub and the Company and to the one-to-one exchange ratio between Units and Class A Shares, as PubCo and the Managing Member in Good Faith determine to be fair and reasonable to the shareholders of PubCo and to the Members and to preserve the intended economic effect of this Section 3.1, Section 3.6 and the other provisions hereof.

Section 3.2  Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3  Capital Contributions; Unit Ownership.

(a)	Capital Contributions. Except as otherwise set forth in Section 3.1 with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

(b)	Issuance of Additional Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the reasonable discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Equity Securities in the Company pursuant to this Section 3.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Ex.D-19

Section 3.4  Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). If a Transfer of Units is made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(g)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.5  Other Matters.

(a)	No Member shall be entitled to a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member.

(b)	No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 6.7 or as otherwise contemplated by this Agreement.

Ex.D-20

(c)	The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)	Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.6  Redemption of Units.

(a)	Each Member other than the PubCo Holdings Group shall be entitled from time to time to cause the Company to redeem all or a portion of such Member’s Units (such Member a “Redeeming Member”), together with an equal number of Class B Shares, in exchange for Class A Shares or, at the Company’s election under certain circumstances, cash in accordance with Section 3.6(d) (referred to herein as the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 3.6 and subject to PubCo Sub’s (or such designated member(s) of the PubCo Holdings Group’s) Call Right as set forth in Section 3.6(n).

(b)	In order to exercise its Redemption Right, each Redeeming Member shall provide written notice in a reasonable form as the Company may provide from time to time (the “Redemption Notice”) to the Company and PubCo Sub, on or before any Redemption Notice Date, stating that the Redeeming Member elects to have redeemed on the next Redemption Date a stated number of Units, together with an equal number Class B Shares. Upon delivery of any Redemption Notice by any Member on or before any Redemption Notice Date, such Member may not revoke or rescind such Redemption Notice after such Redemption Notice Date. If the Class A Shares are publicly traded, any Redemption Notice may be made contingent on the price of a Class A Share at the close of business on the last trading day prior to the Redemption Date (as reported by Bloomberg, L.P. or its successor) being equal to or above a price specified in the Redemption Notice. Any Redemption Notice delivered for a Redemption on a Special Redemption Date may be made contingent on the consummation of the Public Offering or other transaction described in the notice of the Managing Member specifying such Special Redemption Date. Any notice by any Member pursuant to the Registration Rights Agreement to demand or participate in any Public Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date that is contingent on the consummation of such Public Offering.

Ex.D-21

(c)	On any Redemption Date for which any Member delivered a Redemption Notice with respect to Units, unless the Company elects to pay cash in accordance with Section 3.6(d) or PubCo Sub (or such designated member(s) of the PubCo Holdings Group) exercises its Call Right pursuant to Section 3.6(n), on such Redemption Date such number of Units, together with an equal number of Class B Shares, shall be redeemed for an equal number of Class A Shares.

(d)	The Company shall be entitled to elect to settle any Redemption by delivering to the Redeeming Member, in lieu of the applicable number of Class A Shares that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such shares.

(e)	Subject to Section 3.6(f), each Member’s Redemption Right shall be subject to the following limitations and qualifications:

(i)	Except as provided herein, Redemptions shall only be permitted on each Redemption Date.

(ii)	Except as provided in clause (iii)(y) below and absent the prior written consent of the Managing Member (not to be unreasonably withheld, conditioned or delayed), with respect to any Redemption, a Redeeming Member shall be required to redeem at least a number of Units equal to the lesser of 0.1% of the total number of all outstanding Units and all of the Units then held by such Redeeming Member.

(iii)	Notwithstanding anything to the contrary in this Agreement, a Redeeming Member may exercise its Redemption Right (x) with respect to at least 2.0% of the total number of all outstanding Units at any time or (y) with respect to any of the then-held Units of such Member if such Redemption Right is exercised in connection with a valid exercise of such Member’s rights to have the Class A Shares issuable in connection with such Redemption to participate in a Public Offering.

(iv)	Any Redemption of Units may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the Managing Member.

Ex.D-22

(f)	The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), solely to the extent it determines such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the Managing Member may require any Member or group of Members to redeem all of their Units to the extent it determines, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or group of Members requiring such Redemption, such Member or group of Members shall exchange, subject to exercise by PubCo Sub (or such designated member(s) of the PubCo Holdings Group) of the Call Right pursuant to Section 3.6(n), all of their Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.6 and otherwise in accordance with the requirements set forth in such notice.

(g)	For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo Sub (and any other member of the PubCo Holding Group), as the case may be, agree to treat each Redemption and, if PubCo Sub (or another member of the PubCo Holdings Group) exercises its Call Right, each transaction between the redeeming or selling Member and PubCo Sub (or such other member of the PubCo Holdings Group), as a sale of such Member’s Units (together, if applicable, with the same number of Class B Shares) to PubCo Sub (or such other member of the PubCo Holdings Group) in exchange for Class A Shares or cash (and any associated payments made pursuant to the Business Combination TRA or any applicable Post-Business Combination TRA), as applicable.

(h)	Each Redemption shall be deemed to have been effected on the applicable Redemption Date. Any Member redeeming Units in accordance with this Agreement may request that the Class A Shares to be issued upon such Redemption be issued in a name other than such Member. Any Person or Persons in whose name or names any Class A Shares are issuable on any Redemption Date shall be deemed to have become, on such Redemption Date, the holder or holders of record of such shares.

(i)	If the redeemed Units (or the Class B Shares to be transferred and surrendered) are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (or Class B Shares) during normal business hours at the principal executive offices of the Company or at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units (or Class B Shares) surrendered to the Company or Transfer Agent hereunder shall be accompanied by instruments of Transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

Ex.D-23

(j)	Unless a member of the PubCo Holdings Group has elected its Call Right pursuant to Section 3.6(n) with respect to any Redemption, on the relevant Redemption Date and immediately prior to such Redemption, (i) the Redeeming Member shall Transfer and surrender the redeemed Units (and a corresponding number of Class B Shares) to the Company, (ii) PubCo Sub (or such other member(s) of the PubCo Holdings Group) shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 3.6(c) (including if the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.6(d)) and the Company shall issue to PubCo Sub (or such other member(s) of the PubCo Holdings Group) a number of Units or, pursuant to Section 3.1(e), other Equity Securities of the Company as consideration for such contribution, (iii) the Company shall (A) cancel the redeemed Units and (B) Transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 3.6(c) (including if the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.6(d)), (iv) PubCo shall cancel the surrendered Class B Shares, if applicable, and (v) if the redeemed Units are certificated, issue to the Redeeming Member a certificate for the number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member and the number of redeemed Units.

(k)	If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the Class A Shares are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(f) or Section 3.1(g)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(i), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, redeemable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution or (B) any such distribution of Indebtedness or assets, in either case (A) or (B) received by PubCo, directly or indirectly, from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the Class A Shares or the Cash Election Amount, as applicable, each Redeeming Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above in clause (A) or (B)), this Section 3.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Ex.D-24

(l)	PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by any member of the PubCo Holdings Group). PubCo covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Act). In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(m)	The issuance of Class A Shares upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance, except that if any such Class A Shares are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose names such shares are to be issued shall pay to PubCo (or such other member of the PubCo Holdings Group) the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of PubCo that such tax has been paid or is not payable. Each of the Company and PubCo Sub (or such other member of the PubCo Holdings Group) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Member agrees to indemnify the Company and the PubCo Holdings Group with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. Prior to making such deduction or withholding, the Company shall give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in Class A Shares, the relevant withholding party shall be treated as having sold such Class A Shares on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

(n)	Notwithstanding anything to the contrary in this Section 3.6, a Redeeming Member shall be deemed to have offered to sell its Units as described in any Redemption Notice to each member of the PubCo Holdings Group, and PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) may, in its sole discretion, in accordance with this Section 3.6(n), elect to purchase directly and acquire such Units on the Redemption Date by paying to the Redeeming Member that number of Class A Shares the Redeeming Member would otherwise receive pursuant to Section 3.6(c) or, if PubCo Sub (or such designated member(s) of the PubCo Holdings Group ) makes a Cash Election, the Cash Election Amount for such Class A Shares (the “Call Right”), whereupon PubCo Sub (or such designated member(s) of the PubCo Holdings Group) shall acquire the Units offered for redemption by the Redeeming Member and shall be treated thereafter for all purposes of this Agreement as the owner of such Units.

Ex.D-25

(o)	If (i) the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, less than ten percent (10%) of the then-outstanding Units and (ii) the Class A Shares are listed or admitted to trading on a National Securities Exchange, PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) shall have the right, in its sole discretion, to require any Member (other than any member of the PubCo Holdings Group), collectively with its Affiliates, that beneficially owns less than five percent (5%) of the then-outstanding Units to effect a Redemption of all of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.6(o). PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) shall deliver written notice to the Company and any such Member of its intention to exercise its Redemption Right pursuant to this Section 3.6(o) (a “Minority Member Redemption Notice”) at least 5 Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding Class B Shares) held by such Member that PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 3.6(o) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (x) the Units and Class B Shares subject to such Redemption shall be deemed to be Transferred to PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) on the Minority Member Redemption Date and (y) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo Sub (or such other member(s) of the PubCo Holdings Group designated by PubCo Sub) to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption. Notwithstanding the foregoing, PubCo Sub will only have the right to deliver a Minority Member Redemption Notice if (x) there is an active shelf registration statement in effect with respect to all of such Member’s Units subject to Redemption pursuant to a given Minority Member Redemption Notice, and (y) the Class A Shares issuable to such Member shall not be subject to any lockup or other restrictions on transfer.

(p)	No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. No Redeeming Member, or a Person designated by a Redeeming Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Units redeemed by the Company from such Redeeming Member and on Class A Shares received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

Ex.D-26

(q)	In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than any member of the PubCo Holdings Group) to effect a Redemption of all of such Member’s Units (together, if applicable, with the corresponding number of Class B Shares); provided, however, that if any Member owns more than 10% of the total number of outstanding Units at the time of a PubCo Approved Change of Control, PubCo shall use commercially reasonable efforts to consult and cooperate with such Member to structure such Redemption in a tax efficient manner mutually agreeable to such Member and PubCo. Any Redemption pursuant to this Section 3.6(q) shall be effective immediately prior to and conditioned upon the consummation of the PubCo Approved Change of Control (the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and Class B Shares subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) 5 Business Days following the execution of the agreement with respect to such PubCo Approved Change of Control and (y) 10 Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Class A Shares in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of Class A Shares, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control, and the number of Units (and, if applicable, the corresponding Class B Shares) held by such Member that PubCo intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo (or such other member of the PubCo Holdings Group) to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6(q) to effect a Redemption. Nothing contained in this Section 3.6(q) shall limit the right of any Member to vote for or participate in any proposed Change of Control of PubCo with respect to such Member’s Units and Class B Shares or exchange all Units of such Member for Class A Shares in connection with such Change of Control.

Ex.D-27

Article IV

ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1  Profits and Losses. After giving effect to the allocations under Section 4.2 and subject to Section 4.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.2(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.2(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2  Special Allocations. The following allocations shall be made in the following order:

(a)	Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)	Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

Ex.D-28

(c)	Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 4.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)	Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 4.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)	Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)	Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), if any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Ex.D-29

(g)	If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)	The allocations set forth in Section 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)	Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules, as reasonably determined by the Managing Member.

Ex.D-30

Section 4.3  Allocations for Tax Purposes in General.

(a)	Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and Section 4.2.

(b)	In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Managing Member will use the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulations Section 1.704-3(c) with respect to the assets owned by the Company immediately following the Business Combination.

(c)	Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions to the maximum extent permissible by Law, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable Law.

(d)	Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)	Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f)	If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.4  Other Allocation Rules.

(a)	The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

Ex.D-31

(b)	The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.4 and the allocations set forth in Section 4.1, Section 4.2, and Section 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Section 3.4, Section 4.1, Section 4.2, or Section 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)	All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(d)	The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member unless otherwise determined by the Managing Member.

Article V

DISTRIBUTIONS

Section 5.1  Distributions.

(a)	Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 10.2, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (provided that repurchases or redemptions made in accordance with Section 3.1(f), Section 3.6, or payments made in accordance with Section 6.2 or Section 6.7 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Section 5.2 and Section 10.2(b)(iii). Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

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(b)	Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)	Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. Except for repurchases or redemptions made in accordance with Section 3.1(f), Section 3.6, or payments made in accordance with Section 6.2 or Section 6.7, in the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.

Section 5.2  Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds to all Members on a pro rata basis, in accordance with the number of Units owned by each Member, at such times and in such amounts as the Managing Member reasonably determines is necessary (taking into account any distributions reasonably expected to be made pursuant to Section 5.1(a), but only to the extent reasonably contemporaneously with such tax-related distribution), to enable the PubCo Holdings Group to timely satisfy any PubCo Tax-Related Liabilities.

Section 5.3  Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VI

MANAGEMENT

Section 6.1  The Managing Member; Fiduciary Duties.

(a)	PubCo Sub shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) without the consent of any other Member, and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

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(b)	Except as otherwise provided herein, in connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation under the DGCL if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation; provided, that all Members acknowledge and agree that the Managing Member shall owe no fiduciary or other duty to any Member where this Agreement provides that the Managing Member may act or otherwise proceed in its sole discretion. The Members further acknowledge that the Managing Member will take action through the board of directors of its sole member, PubCo, and that the members of PubCo’s board of directors will owe comparable fiduciary duties to the stockholders of PubCo.

Section 6.2  Indemnification; Exculpation.

(a)	The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative or a director, officer or employee) is or was a person entitled to indemnification under the Existing LLC Agreement, or is a Member, or acting as the Managing Member or Company Representative of the Company or, while being a person entitled to indemnification under the Existing LLC Agreement, a Member, or acting as the Managing Member or Company Representative of the Company, is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each of the persons referred to above in this Section 6.2(a) being referred to as a “Covered Person”), whether the basis of such Proceeding is alleged action or failure of action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all costs, expenses (including reasonable attorneys’ fees), liability and loss incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the costs and expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.2(a) or otherwise. The rights to indemnification and advancement of expenses under this Section 6.2(a) shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member. If this Section 6.2(a) or any portion of this Section 6.2(a) shall be invalidated on any ground by a court of competent jurisdiction the Company shall nevertheless indemnify each Covered Person as to expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including a grand jury proceeding or action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 6.2(a) that shall not have been invalidated.

Ex.D-34

(b)	Subject to other applicable provisions of this Section 6.2, to the fullest extent permitted by applicable Law, the Covered Persons shall not be liable to the Company, any Subsidiary, any director, any Member or any holder of any equity interest in any Subsidiary by virtue of being a Covered Person or for any acts or omissions in their capacity as a Covered Person or otherwise in connection with the Company, this Agreement or the business and affairs of the Company and its Subsidiaries unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which such Covered Person breached the terms of this Agreement or any duties owed to the Company or the Members.

Section 6.3  Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.4  Resignation or Termination of Managing Member. PubCo Sub (or its successor, as applicable) shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.4. No termination or replacement of PubCo Sub (or its successor, as applicable) as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo Sub, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo Sub (or its successor, as applicable) as Managing Member shall be effective unless PubCo Sub (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo Sub (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo Sub (or its successor, as applicable) to comply with all of PubCo Sub’s or such member’s obligations under this Agreement (including its obligations under Section 3.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all of the Managing Member’s obligations under this Agreement.

Section 6.5  No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.6  Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall amend this Agreement in compliance with Section 11.1, and enter into supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the Redemption Right of holders of Units set forth in Section 3.6 provide that each Unit (together with the surrender and delivery of one Class B Share) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event, and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Ex.D-35

Section 6.7  Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company or its Subsidiaries (including expenses that relate to the business and affairs of the Company or its Subsidiaries and that also relate to other activities of any member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all expenses of the PubCo Holdings Group; provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group or any obligations of any member of the PubCo Holdings Group pursuant to the Business Combination TRA or any Post-Business Combination TRA. If (i) Equity Securities of PubCo are sold to underwriters in any Public Offering at a price per share that is lower than the price per share for which such Equity Securities of PubCo are sold to the public in such Public Offering after taking into account any Discounts and (ii) the proceeds from such Public Offering are not used to fund the Cash Election Amount for any redeemed Units but are instead contributed to the Company, the Company shall reimburse the applicable member of the PubCo Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by such member of the PubCo Holdings Group to the Company in respect of Equity Securities pursuant to Section 3.1(e), and increasing the Capital Account of such member of the PubCo Holdings Group by the amount of such Discount. Any payments made to or on behalf of any member of the PubCo Holdings Group pursuant to this Section 6.7 shall not be treated as a distribution pursuant to Section 5.1(a) but shall instead be treated as an expense of the Company.

Article VII

ROLE OF MEMBERS

Section 7.1  Rights or Powers.

(a)	Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)	The Company shall promptly (but in any event within 3 Business Days) notify the Members in writing if, to the Company's knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Ex.D-36

Section 7.2  Voting.

(a)	Meetings of the Members may be called upon the written request of the Managing Member or Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than 2 Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)	Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)	Each meeting of Members shall be conducted by the Managing Member or such individual Person as the Managing Member deems appropriate.

(d)	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 7.3  Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 7.4  Investment Opportunities.

(a)	To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Ex.D-37

Article VIII

TRANSFERS OF INTERESTS

Section 8.1  Restrictions on Transfer.

(a)	Except as provided in Section 3.6 or this Article VIII, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. The restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo or the Managing Member; except that in no circumstance may Class B Shares be Transferred unless a corresponding number of Units are Transferred to the same Person and in no circumstance may Units may be Transferred unless a corresponding number of Class B Shares are also Transferred to the same Person.

(b)	In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of Equity Securities in the Company by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Equity Securities in the Company; (ii) if the Managing Member reasonably determines such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise become taxable as a corporation under the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of any Equity Securities issued upon any exchange of any Equity Securities, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall be null and void and of no force or effect whatsoever.

Ex.D-38

(c)	Notwithstanding the provisions in Section 8.1(a), but subject to the other provisions in this Article VIII, EVgo Holdings and its Affiliates may Transfer all or a portion of their Equity Securities in the Company to any Permitted Transferee or their respective members or holders of Equity Securities without the consent of any other Member or Person.

(d)	A Member making a Transfer (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(g)) permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) at least 10 Business Days before such Transfer, have delivered to the Company and the Transferee an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with such Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 8.2  Notice of Transfer. Other than in connection with Transfers made pursuant to Section 3.6, each Member shall, no later than 3 Business Days following any Transfer of Equity Securities in the Company, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 8.3  Transferee Members. A Transferee of Equity Securities in the Company pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws and such other customary representations as determined by the Managing Member, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of all or a portion of a Member’s Interest, whether or not consummated, and (d) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Ex.D-39

Section 8.4  Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF EVGO OPCO, LLC DATED AS OF [●], 2021 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article IX

ACCOUNTING; Certain tax matters

Section 9.1  Books of Account. The Company shall, and shall cause each Subsidiary of the Company to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Ex.D-40

Section 9.2  Tax Elections.

(a)	The Company and any eligible Subsidiary of the Company (i) shall make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election and (ii) shall use commercially reasonable efforts to ensure that any entity in which the Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law). In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:

(i)	to adopt the calendar year as the Company’s Fiscal Year;

(ii)	to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv)	except where the Managing Member elects to apply Section 9.5(e), to make an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

(v)	except as otherwise provided herein, any other election the Managing Member may in Good Faith deem appropriate .

(b)	Upon request of the Managing Member, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.

Section 9.3  Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Internal Revenue Service Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable. The Company shall also (a) provide each Member with an estimate of its share of the Company’s taxable income for each Fiscal Year by December 31 of such Fiscal Year, including an estimate of state and local apportionment information, (b) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Members within 90 days after the end of each Fiscal Year, including any appropriate state and local apportionment information, and (c) deliver or cause to be delivered to the Members a final Internal Revenue Service Schedule K-1, including any appropriate state and local apportionment information, as soon as practicable, but in any event, at least 45 days prior the due date for such return (including any extensions). Each Member agrees to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Ex.D-41

Section 9.4  Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, and credit of the Company, and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 9.5  Withholding Tax Payments and Obligations.

(a)	Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)	Allocation of Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax (including any Company Level Tax) specifically relates to one or more particular Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5. Any determinations made by the Managing Member pursuant to this Section 9.5 shall be binding on the Members.

Ex.D-42

(c)	Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or Section 9.5(b) (other than the payment of Company Level Taxes) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.2(b)(iii) at the time such Tax Offset is made. To the extent that (i) the amount of such Tax Offset exceeds the distributions to which such Member is entitled concurrently with such withholding or payment (an “Excess Tax Amount”), or (ii) there is a payment of Company Level Taxes relating to a Member, the amount of such (A) Excess Tax Amount or (B) Company Level Taxes, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. If a Member defaults with respect to its Tax Contribution Obligation, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions and, any such offset shall be treated as distributed to such Member pursuant to Section 5.1 or Section 10.2(b), as applicable, at the time such offset is made for purposes of this Agreement. To the extent the Managing Member determines it is appropriate for purposes of properly maintaining Capital Accounts, (x) any payment by a Member with respect to such Member’s Tax Contribution Obligation shall increase such Member’s Capital Account, but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company, and (y) any recovery of such Tax Reimbursement Obligation through an offset against distributions to such Member shall not reduce such Member’s Capital Account by the amount of such offset. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)	Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member. If the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification failed, then, in either case, the Managing Member may (i) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (ii) treat such liability for Company Level Taxes as a Company expense.

Ex.D-43

(e)	Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

Article X

DISSOLUTION AND TERMINATION

Section 10.1  Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	the sale of all or substantially all of the assets of the Company; and

(b)	the determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2  Procedure.

(a)	In the event of the dissolution of the Company for any reason, the Managing Member or such other Person as is designated by the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.3(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

Ex.D-44

(b)	Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)	first, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)	second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.2(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii) below); and

(iii)	third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)	Except as provided in Section 10.3(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)	Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 10.3  Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)	Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Ex.D-45

Section 10.4  Notices of Dissolution. If a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.5  Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.6  No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XI

GENERAL

Section 11.1  Amendments; Waivers.

(a)	The terms and provisions of this Agreement may only be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, more than 10% of the then-outstanding Units, the holders of at least 66 2/3% of the outstanding Units held by Members other than the PubCo Holdings Group; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided further, that no amendment to this Agreement may:

(i)	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

(ii)	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner

(b)	Notwithstanding the provisions of Section 11.1(a), the Managing Member, acting alone, may amend this Agreement or update the books and records of the Company (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g), (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

Ex.D-46

(c)	No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

(d)	Notwithstanding anything to the contrary in this Agreement, the Company shall not consummate a merger, consolidation or other combination without the consent of the holders of a majority of the Units not held by the PubCo Holdings Group.

Section 11.2  Further Assurances. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.3  Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

Section 11.4  Certain Representations by Members. Each Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes), by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member is either (a) not a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or a Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (ii) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes, and (iii) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.6.

Section 11.5  Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Business Combination Agreement, Business Combination TRA, and the Registration Rights Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Ex.D-47

Section 11.6  Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more or any combination of such rights may be exercised by a Member or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.7  Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.

Section 11.8  Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 11.9  Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.11 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically, or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

Ex.D-48

If to the Company or the Managing Member, addressed to it at:

____

With copies (which shall not constitute notice) to:

____

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 11.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date 3 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.12 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.13  Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.14  Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.15 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16 No Third Party Beneficiaries. Except as expressly provided in Section 6.2 and Section 10.2(b), nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

Ex.D-49

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date first above written.

COMPANY:

EVGO OPCO, LLC

By:
Name:
Title:

Signature Page to

Amended and Restated Limited Liability Company Agreement of

EVGO OPCO, LLC

Ex.D-50

MEMBERS:

[●]

By: [●]

By:
Name:
Title:

[●]

By: [●]

By:
Name:
Title:

[●]

By: [●]

By:
Name:
Title:

[●]

By: [●]

By:
Name:
Title:

Signature Page to

Amended and Restated Limited Liability Company Agreement of

EVGO OPCO, LLC

Ex.D-51

[●]
By: [●]

By:
Name:
Title:

Signature Page to

Amended and Restated Limited Liability Company Agreement of

EVGO OPCO, LLC

Ex.D-52

MANAGING MEMBER:

CRIS THUNDER MERGER LLC

By:
Name:	[●]
Title:	[●]

Signature Page to

Amended and Restated Limited Liability Company Agreement of

EVGO OPCO, LLC

Ex.D-53

Exhibit A

Member	Number of Units Owned
[●]	[●]
[●]	[●]
Total	[●]

Signature Page to

Amended and Restated Limited Liability Company Agreement of

EVGO OPCO, LLC

Ex.D-Exhibit A-1

EXHIBIT E

Form of Sponsor Agreement

[Attached]

January 21, 2021

Climate Change Crisis Real Impact I Acquisition Corporation

300 Carnegie Center, Suite 150

Patterson, NJ 08540

Attention: David Crane, Chief Executive Officer

RE:     Certain Transaction Matters

Reference is made to that certain Business Combination Agreement (the “BCA”), to be dated as of the date hereof, by and among EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (the “Company”), EVGO OPCO, LLC, a Delaware limited liability company (“OpCo”), Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (“PubCo”), and CRIS Thunder Merger LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of PubCo. This letter agreement (this “Letter Agreement”) is being entered into and delivered by PubCo and each of Climate Change Crisis Real Impact I Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), OC III LVS IX LP, a Delaware limited partnership (“OC LP”), TOCU XXXVII LLC, a Delaware limited liability company (“TOCU LLC” and, together with OC LP, the “Co-Investors”), Mary Powell, Richard L. Kauffman, Mimi Alemayehou, Anne Frank-Shapiro, Daniel Gross, Amir Mehr and Stephen Moch (collectively, and together with the Sponsor, the “Founder Stockholders” and, together with the Co-Investors, the “Investor Parties”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.	Each Founder Stockholder, severally and not jointly, represents and warrants to Holdings that such Founder Stockholder holds the number of shares of Class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock”) set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Total Shares,” which 5,750,000 shares of PubCo Class B Common Stock collectively constitute all of the issued and outstanding shares of PubCo Class B Common Stock as of the date hereof. Sponsor represents and warrants to Holdings that it owns 6,600,000 private placement warrants (the “Private Placement Warrants”), each such warrant exercisable for one share of Class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock” and, together with the PubCo Class B Common Stock, the “PubCo Common Stock”), which Private Placement Warrants constitute all of the issued and outstanding warrants of PubCo held by the Founder Stockholders and their respective affiliates.

2.	The Co-Investors represent and warrant to Holdings that the Co-Investors, collectively, hold 1,980,000 units of PubCo (“Units”), each such unit consisting of one share of PubCo Class A Common Stock and one-half of one redeemable warrant of PubCo exercisable for one share of PubCo Class A Common Stock (the “Co-Public Warrants” and, together with the Private Placement Warrants, the “Investor Party Warrants”).

Ex. E-1

3.	During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, each Investor Party agrees, severally and not jointly (a) to do, or cause to be done, all actions (and refrain from taking any actions) necessary or advisable to consummate and make effective the transactions contemplated by the BCA, including voting its shares of PubCo Common Stock in favor of the transactions contemplated by the BCA and all other proposals included in the proxy statement for the special meeting of stockholders of PubCo to approve the transactions contemplated by the BCA, and not electing to exercise any Redemption Rights, and (b) not to (i) Transfer any Units, shares of PubCo Common Stock or warrants exercisable for PubCo Class A Common Stock, including the Investor Party Warrants held by such Investor Party or (ii) deposit any Units or shares of PubCo Common Stock held by such Investor Party into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such Units or shares of PubCo Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Letter Agreement). For purposes of this Letter Agreement, “Transfer” shall mean the (a) (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of (ii) or agreement to dispose of, directly or indirectly, or (iii) establishment or increase of a “put equivalent position” or liquidation with respect to or decrease of a “call equivalent position” within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, in each case (i), (ii) and (iii), any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

4.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 7.01 and 7.02 of the BCA, effective immediately prior to the Closing, each Founder Stockholder, hereby waives any and all rights such Founder Stockholder has or will have under Section 4.3(b)(ii) of PubCo’s Amended and Restated Certificate of Incorporation to receive, with respect to each share of PubCo Class B Common Stock held by such Founder Stockholder, more than one (1) share of PubCo Class A Common Stock upon automatic conversion of such shares of PubCo Class B Common Stock in accordance with PubCo’s Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, upon the consummation of the Transactions, each Founder Stockholder, hereby acknowledges and agrees that pursuant to Section 4.3(b) of PubCo’s Amended and Restated Certificate of Incorporation, each share of PubCo Class B Common Stock held by such Founder Stockholder shall automatically convert into one (1) share of PubCo Class A Common Stock.

Ex. E-2

5.	From and after the Closing, each Co-Investor agrees not to Transfer any Units, warrants exercisable for shares of PubCo Class A Common Stock or shares of PubCo Common Stock held by such Co-Investor until the effective date of the Registration Statement (as defined in the Subscription Agreements).

6.	Each Founder Stockholder agrees that, following the Closing, it, he or she, severally and not jointly, shall not Transfer a number of the shares of PubCo Class A Common Stock issued to such Founder Stockholder upon conversion of such Founder Stockholder’s shares of PubCo Class B Common Stock in connection with Closing equal to the number set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Lock-Up Shares” (the “Lock-Up Shares”) until the earlier of (i) 12 months after the Closing Date, and (ii) subsequent to the Closing Date, (x) the date the VWAP (as defined below) of the PubCo Class A Common Stock equals or exceeds $12.00 per share for any 20 Trading Days (as defined below) within any 30-Trading Day period commencing at least 150 days after the Closing Date or (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Class A Common Stock for cash, securities or other property. For purposes of this Letter Agreement, (i) “VWAP” of the PubCo Class A Common Stock on any Trading Day means the per share volume-weighted average price of the PubCo Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by PubCo) page www.bloomberg.com/quote/CLII:US (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the PubCo Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with PubCo) retained for this purpose by PubCo) and (ii) “Trading Day” shall mean a day during which trading in the PubCo Class A Common Stock generally occurs on the New York Stock Exchange or, if the PubCo Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the PubCo Class A Common Stock is then listed or, if the PubCo Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the PubCo Class A Common Stock is then listed or admitted for trading. If the PubCo Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

Ex. E-3

7.	Upon and subject to the Closing, a number of the shares of PubCo Class A Common Stock issued to each Founder Stockholder upon conversion of such Founder Stockholder’s shares of PubCo Class B Common Stock in connection with Closing equal to the number set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “$12.50 Threshold Shares” (the “$12.50 Threshold Shares”) shall become subject to potential forfeiture if the $12.50 Triggering Event (as defined below) does not occur during the time period between the Closing Date and the five-year anniversary of the Closing Date (such time period, the “Earnout Period”), with such $12.50 Threshold Shares no longer being subject to forfeiture upon the occurrence of a $12.50 Triggering Event. Prior to the occurrence of a $12.50 Triggering Event, no Founder Stockholder shall Transfer any of such Founder Stockholder’s $12.50 Threshold Shares. Certificates or book entries representing the $12.50 Threshold Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for PubCo Class A Common Stock will be given appropriate stop transfer orders with respect to the $12.50 Threshold Shares until the occurrence of a $12.50 Triggering Event; provided, however, that upon a $12.50 Triggering Event in accordance with the terms herein, PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. In the event no $12.50 Triggering Event occurs during the Earnout Period, upon the expiration of the Earnout Period, the $12.50 Threshold Shares of each Founder Stockholder shall immediately be forfeited to PubCo for no consideration as a contribution to the capital of PubCo (including for purposes of Section 118 of the Code) and immediately cancelled. For purposes of this Letter Agreement, (i) “$12.50 Triggering Event” means the date on which the VWAP of the PubCo Class A Common Stock equals or exceeds $12.50 per share for any 20 Trading Days within any 30-Trading Day period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which the holders of PubCo Class A Common Stock have the right to receive consideration implying a value of PubCo Class A Common Stock (as determined in good faith by the board of directors of PubCo (the “PubCo Board”) of greater than or equal to $12.50, then the $12.50 Triggering Event shall be deemed to have occurred and (ii) “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Holdings, PubCo or any of their respective subsidiaries), obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in PubCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the PubCo Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of PubCo immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of PubCo to any person.

Ex. E-4

8.	Upon and subject to the Closing, a number of the shares of PubCo Class A Common Stock issued to each Founder Stockholder upon conversion of such Founder Stockholder’s shares of PubCo Class B Common Stock in connection with Closing equal to the number set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “$15.00 Threshold Shares” (the “$15.00 Threshold Shares”) shall become subject to potential forfeiture if the $15.00 Triggering Event (as defined below) does not occur during the Earnout Period, with such $15.00 Threshold Shares no longer being subject to forfeiture upon the occurrence of a $15.00 Triggering Event. Prior to the occurrence of a $15.00 Triggering Event, no Founder Stockholder shall Transfer any of such Founder Stockholder’s $15.00 Threshold Shares. Certificates or book entries representing the $15.00 Threshold Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for PubCo Class A Common Stock will be given appropriate stop transfer orders with respect to the $15.00 Threshold Shares until the occurrence of a $15.00 Triggering Event; provided, however, that upon a $15.00 Triggering Event in accordance with the terms herein, PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. In the event no $15.00 Triggering Event occurs during the Earnout Period, upon the expiration of the Earnout Period, the $15.00 Threshold Shares of each Founder Stockholder shall immediately be forfeited to PubCo for no consideration as a contribution to the capital of PubCo (including for purposes of Section 118 of the Code) and immediately cancelled. For purposes of this Letter Agreement, “$15.00 Triggering Event” means the date on which the VWAP of the PubCo Class A Common Stock equals or exceeds $15.00 per share for any 20 Trading Days within any 30-Trading Day period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which the holders of PubCo Class A Common Stock have the right to receive consideration implying a value of PubCo Class A Common Stock (as determined in good faith by the PubCo Board) of greater than or equal to $15.00, then the $15.00 Triggering Event shall be deemed to have occurred.

9.	The number of shares of Class A Common Stock (including the Lock-Up Shares, the $12.50 Threshold Shares and the $15.00 Threshold Shares) and the VWAP targets set forth in this Letter Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the PubCo Class A Common Stock occurring on or after the Closing (other than the conversion of the PubCo Class B Common Stock into PubCo Class A Common Stock at the Closing).

10.	Holders of the $12.50 Threshold Shares and the $15.00 Threshold Shares shall be entitled to vote such shares of PubCo Class A Common Stock and receive dividends and other distributions in respect thereof prior to the occurrence of a $12.50 Triggering Event or $15.00 Triggering Event, as applicable, unless forfeited in accordance with the terms hereof.

Ex. E-5

11.	Notwithstanding anything to the contrary herein, prior to the Closing, a Founder Stockholder may Transfer shares of PubCo Class B Common Stock held by such Founder Stockholder without the consent of the other parties hereto to the extent (a) the recipient of such Transferred shares of PubCo Common Stock is an employee, officer, director, manager, or other service provider of Sponsor and such recipient executes a joinder to this Letter Agreement (in form and substance reasonably satisfactory to Holdings) binding such recipient (hereinafter, also referred to herein as a “Founder Stockholder”) to the terms and conditions of this Letter Agreement and (b) the Founder Stockholders will deliver, or cause to be delivered, to Holdings an updated Exhibit A and setting forth opposite each Founder Stockholder’s name under the heading “Total Shares,” the number of shares held by each Founder Stockholder, and derived therefrom the applicable number of shares of PubCo Common Stock to be included under each of the following headings: “Lock-Up Shares (75% of Total Shares)”, “$12.50 Threshold Shares (12.5% of Total Shares)” and “$15.00 Threshold Shares (12.5% of Total Shares)”. To the extent any Founder Stockholder forfeits any of such Founder Stockholder’s PubCo Common Stock prior to the Closing pursuant to arrangements in effect on the date hereof, the Founder Stockholders will deliver, or cause to be delivered, to Holdings an updated Exhibit A reflecting each applicable Founder Stockholder’s change in ownership of shares of PubCo Common Stock under each heading thereon consistent with the calculations set forth above (including any reallocation to the other Founder Stockholders, as applicable, it being understood that such forfeited shares of PubCo Common Stock shall not be reallocated to any person other than a Founder Stockholder).

12.	Certain of the parties hereto have previously entered into that certain letter agreement dated September 29, 2020 in connection with the initial public offering of PubCo (as amended, the “Prior Letter Agreement”). The parties hereto acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and each Investor Party shall comply with, and fully perform all of such Investor Party’s obligations, covenants and agreements set forth in, the Prior Letter Agreement, as applicable. For the avoidance of doubt the $12.50 Threshold Shares and the $15.00 Threshold Shares shall remain subject to the lockup set forth in paragraph 8 of the Prior Letter Agreement following the Closing.

13.	The terms and provisions of this Letter Agreement or the Prior Letter Agreement may be modified or amended only with the written approval of the Investor Parties and Holdings.

14.	Each Investor Party hereby acknowledges that such Investor Party, as applicable, has read the BCA and this Letter Agreement and has had the opportunity to consult with such Investor Party’s tax and legal advisors.

Ex. E-6

15.	Subject to the terms and conditions of this Letter Agreement, PubCo, and each Investor Party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

16.	Each Investor Party hereby represents and warrants to Holdings as follows:

(a)	Such Investor Party has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Stockholder’s obligations hereunder. The execution and delivery of this Letter Agreement by such Investor Party has been duly and validly authorized and no other action on the part of such Investor Party is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Investor Party and, assuming due authorization, execution and delivery by the other Investor Parties and PubCo, constitutes a legal, valid and binding obligation of such Investor Party, enforceable against such Investor Party in accordance with its terms, subject to the Remedies Exceptions.

(b)	Such Investor Party holds such Investor Party’s Units, shares of PubCo Common Stock and Investor Party Warrants, as applicable, free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement, the SPAC Warrant Agreement and the SPAC Organizational Documents or (ii) arising under applicable securities Laws. Each Investor Party has and will have until the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, sole voting power, power of disposition and power to issue instructions with respect to the Units and shares of PubCo Common Stock held by such Investor Party in accordance with this Letter Agreement and power to agree to all of the matters applicable to such Investor Party set forth in this Letter Agreement.

(c)	The execution and delivery of this Letter Agreement by such Investor Party does not, and the performance of this Letter Agreement by such Investor Party will not: (i) conflict with or violate any Law applicable to such Investor Party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Investor Party, as applicable, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Units, shares of PubCo Common Stock or Investor Party Warrants owned by such Investor Party, as applicable, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Stockholder is a party or by which such Founder Stockholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Investor Party to perform such Investor Party’s obligations hereunder or to consummate the transactions contemplated hereby.

Ex. E-7

(d)	The execution and delivery of this Letter Agreement by such Investor Party does not, and the performance of this Letter Agreement by such Investor Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other Person.

(e)	There is no Action pending or, to the knowledge of such Investor Party (after reasonable inquiry), threatened against such Investor Party, which, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Investor Party to perform such Investor Party’s obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Letter Agreement and the Prior Letter Agreement, such Investor Party has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Units, shares of PubCo Common Stock or Investor Party Warrants owned by such Investor Party, as applicable, or (ii) granted any proxy, consent or power of attorney with respect to any Units, shares of PubCo Common Stock or Investor Party Warrants owned by such Investor Party, as applicable, (other than as contemplated by this Letter Agreement). Such Investor Party has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Investor Party from satisfying such Investor Party’s obligations pursuant to this Letter Agreement.

(g)	Such Investor Party understands and acknowledges that Holdings and the Company are entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Investor Parties.

17.	This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Founder Stockholders in connection with the initial public offering of PubCo constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

18.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

Ex. E-8

19.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 9.09 (Counterparts), 9.03 (Severability), 9.10 (Specific Performance), 9.06 (Governing Law), 9.07 (Waiver of Jury Trial) and 8.05 (Waiver) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

20.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.01 (Notices) of the BCA, with (a) notices to PubCo and Holdings being sent to the addresses set forth therein, in each case with all copies as required thereunder, (b) notices to each Founder Stockholder being sent to the address set forth opposite such Founder Stockholder’s name on Exhibit A under the heading “Address”, and (c) notices to each Co-Investor being sent to the address set forth underneath the Co-Investors’ signatures attached to this Letter Agreement.

21.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

[The remainder of this page left intentionally blank.]

Ex. E-9

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION HOLDINGS, LLC

By:
Name:	John A. Cavalier
Title:	Chief Financial Officer

FOUNDER STOCKHOLDERS

By:
Name:	Mary Powell
Title:

By:
Name:	Richard L. Kauffman
Title:

By:
Name:	Mimi Alemayehou
Title:

By:
Name:	Anne Frank-Shapiro
Title:

By:
Name:	Daniel Gross
Title:

By:
Name:	Amir Mehr
Title:

By:
Name:	Stephen Moch
Title:

[Signature Page to Letter Agreement]

Ex. E-10

CO-INVESTORS:

OC III LVS IX LP
By: OC III GP LLC, its general partner

By:
Name:	Adam L. Gubner
Title:	Authorized Person

TOCU XXXVII LLC

By:
Name:	Russell D. Gannaway
Title:	Authorized Person

Address for Notices:

OC III LVS IX LP
TOCU XXXVII LLC
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Attn: Dan Degtyar, Grover Burthey & Jamie Weinstein
Email: Dan.Degtyar@pimco.com; Grover.Burthey@pimco.com; Jamie.Weinstein@pimco.com

With a copy to (which shall not constitute notice):
PIMCO LLC - Office of the General Counsel
1633 Broadway
New York, NY 10019
Attn: Michelle Galvez
Email: Michelle.Galvez@pimco.com; AltsOps@pimco.com; AltsDeal&FundsSupport@pimco.com; ControlGroupNB@pimco.com

[Signature Page to Letter Agreement]

Ex. E-11

Acknowledged and agreed
as of the date of this Letter Agreement:

CLIMATE CHANGE CRISIS REAL IMPACT I ACQUISITION CORPORATION

By:
Name:	David Crane
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Ex. E-12

Acknowledged and agreed
as of the date of this Letter Agreement:

EVGO HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Letter Agreement]

Ex. E-13

EXHIBIT A

Founder Stockholder	Address	Total Shares	Lock-Up Shares (75% of Total Shares)	$12.50 Threshold Shares (12.5% of Total Shares)	$15.00 Threshold Shares (12.5% of Total Shares)
Mary Powell	[●]	[●]	[●]	[●]	[●]
Richard L. Kauffman	[●]	[●]	[●]	[●]	[●]
Mimi Alemayehou	[●]	[●]	[●]	[●]	[●]
Anne Frank-Shapiro	[●]	[●]	[●]	[●]	[●]
Daniel Gross	[●]	[●]	[●]	[●]	[●]
Amir Mehr	[●]	[●]	[●]	[●]	[●]
Stephen Moch	[●]	[●]	[●]	[●]	[●]
Crisis Real Impact I Acquisition Holdings, LLC	[●]	[●]	[●]	[●]	[●]
Total		5,750,000	4,312,500	718,750	718,750

Ex. E-Exhibit A-1

EXHIBIT F

Form of Tax Receivable Agreement

[Attached]

TAX RECEIVABLE AGREEMENT

by and among

Climate Change Crisis Real Impact I Acquisition Corporation,

CRIS THUNDER MERGER LLC,

CERTAIN OTHER PERSONS NAMED HEREIN,

and

Agent

DATED AS OF [●], 2021

Ex. F-1

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2021, is hereby entered into by and among Climate Change Crisis Real Impact I Acquisition Corporation, a Delaware corporation (the “Corporate Taxpayer”), CRIS Thunder Merger LLC, a Delaware limited liability company and wholly owned Subsidiary of the Corporate Taxpayer (“Corporate Taxpayer Sub”), the TRA Holders and the Agent.

RECITALS

WHEREAS, Corporate Taxpayer Sub is the managing member of EVGO OPCO, LLC, a Delaware limited liability company and an entity classified as a partnership for U.S. federal income Tax purposes (“OpCo LLC”), and holds, directly or indirectly, limited liability company interests in OpCo LLC;

WHEREAS, immediately prior to the transactions contemplated by the BCA, EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), is the sole owner of OpCo LLC, and pursuant to the Business Combination, EVgo Holdings has agreed to directly or indirectly contribute all of its assets (other than the Units of OpCo LLC) to OpCo LLC in exchange for all of the Units therein;

WHEREAS, pursuant to the BCA, and as more fully described therein, (i) the Corporate Taxpayer has agreed to contribute to Corporate Taxpayer Sub all of its assets, including but not limited to all of its Available Cash (as defined in the BCA) and Class B Shares, (ii) immediately thereafter, Corporate Taxpayer Sub has agreed to transfer to EVgo Holdings such Class B Shares and the right to enter into this Agreement (the “BCA Transactions”), and (iii) immediately thereafter, Corporate Taxpayer Sub has agreed to contribute all of its remaining assets to OpCo LLC in exchange for Units therein;

WHEREAS, OpCo LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which a Redemption occurs, which election is expected to result, with respect to the Corporate Taxpayer Group, in an adjustment to the Tax basis of the assets owned by OpCo LLC and such Subsidiaries;

WHEREAS, in addition to any Redemption pursuant to the BCA Transactions, the TRA Holders currently hold (and their permitted transferees may hold) or will hold Units and may transfer all or a portion of such Units in one or more subsequent Redemptions (as defined herein), and, as a result of such Redemptions, the Corporate Taxpayer Group is expected to obtain or be entitled to certain Tax benefits as further described herein; and

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer Group as a result of the Redemptions;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Ex. F-2

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, OpCo LLC, but only with respect to Taxes imposed on OpCo LLC and allocable to any member of the Corporate Taxpayer Group; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer Group shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means:

(i)	for so long as LS Power or any of its Affiliates is a TRA Holder, and for so long as it is willing to serve in such capacity, Sponsor Agent, and

(ii)	at any time clause (i) is not applicable, such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (i) the sum of the following amounts for each state and local jurisdiction in which OpCo LLC (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes) or the Corporate Taxpayer Group files an income or franchise Tax Return for the relevant Taxable Year: (A) the Corporate Taxpayer Group’s income and franchise Tax apportionment factor(s) for such applicable state or local jurisdiction, multiplied by (B) the highest corporate income and franchise Tax rate(s) for such state or local jurisdiction, reduced by (ii) the product of (A) the highest marginal U.S. federal income Tax rate applicable to the Corporate Taxpayer Group for the relevant Taxable Year (determined based on the calculation of the Hypothetical Tax Liability for the relevant Taxable Year) and (B) the aggregate rate calculated under clause (i).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

Ex. F-3

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of a Redemption and the payments made pursuant to this Agreement with respect to such Redemption (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Section 1012 of the Code in connection with the BCA Transactions, (ii) under Section 743(b) of the Code (in situations where, following a Redemption, OpCo LLC remains classified as a partnership for U.S. federal income Tax purposes); and (iii) under Sections 732(b) and 1012 of the Code (in situations where, as a result of one or more Redemptions, OpCo LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from a Redemption of Units shall be determined without regard to any Section 743(b) adjustment attributable to such Units prior to such Redemption, and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“BCA” means that certain Business Combination Agreement by and among the Corporate Taxpayer, Corporate Taxpayer Sub, OpCo LLC and the other parties thereto dated as of [●], 2021.

“BCA Transactions” has the meaning set forth in the Recitals.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination” means the business combination between the Corporate Taxpayer and OpCo LLC effected pursuant to the BCA.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America shall not be regarded as a Business Day.

“Call Right” has the meaning set forth in Section 3.6(n) of the OpCo LLC Agreement.

“Change of Control” means the occurrence of any of the following events or series of events after the closing of the Business Combination:

(i)	any Person (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer and excluding EVgo Holdings and its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of Corporate Taxpayer’s then outstanding voting securities;

(ii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

Ex. F-4

(iii)	the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Class B Shares” means shares of Class B common stock of the Corporate Taxpayer.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Group” means (a) the Corporate Taxpayer and any Subsidiary of the Corporate Taxpayer, other than OpCo LLC and any Subsidiary of OpCo LLC, whether or not the Corporate Taxpayer and such Subsidiary are members of any affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, and (b) where required by context, any member of such group.

“Corporate Taxpayer Returns” means the U.S. federal income Tax Returns of all members of the Corporate Taxpayer Group (including the U.S. federal income Tax Returns of any consolidated group of which any member of the Corporate Taxpayer Group is or becomes a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 550 basis points.

Ex. F-5

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice, or the date on which the Early Termination Notice is deemed to have been delivered pursuant to Section 4.2 or Section 4.3, for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“EVgo Holdings” has the meaning set forth in the Recitals of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Expert” means a nationally recognized expert in the particular area of disagreement that is mutually acceptable to the Corporate Taxpayer Group and the Agent.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, OpCo LLC, but in the case of clause (ii), only with respect to Taxes imposed on OpCo LLC and allocable to any member of the Corporate Taxpayer Group (using the same methods, elections, conventions, U.S. federal income Tax rate and similar practices used on the relevant Corporate Taxpayer Return), but, in each case, without taking into account (A) any Basis Adjustments, (B) any deduction attributable to Imputed Interest for the Taxable Year, and (C) any Post-Business Combination TRA Benefits. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Imputed Interest, or any Post-Business Combination TRA Benefits. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code, and the principles of any similar provisions of state or local law, with respect to the Corporate Taxpayer Group’s payment obligations under this Agreement.

Ex. F-6

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. Notwithstanding the foregoing sentence: (i) if the Corporate Taxpayer reasonably determines, in good faith consultation with the Agent, on or prior to the relevant date of determination that the relevant London interbank offered rate for U.S. dollar deposits has been discontinued or such rate has ceased to be published permanently or indefinitely, then “LIBOR” for the relevant interest period shall be deemed to refer to a substitute or successor rate that the Corporate Taxpayer reasonably determines, in good faith consultation with the Agent, after consulting an investment bank of national standing in the United States and other reasonable sources, to be (a) the industry-accepted successor rate to the relevant London interbank offered rate for U.S. dollar deposits or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant London interbank offered rate for U.S. dollar deposits; and (ii) if the Corporate Taxpayer has determined a substitute or successor rate in accordance with the foregoing, the Corporate Taxpayer may reasonably determine, in good faith consultation with the Agent, after consulting an investment bank of national standing in the United States and other reasonable sources, any relevant methodology for calculating such substitute or successor rate, including any adjustment factor it reasonably determines, in good faith consultation with the Agent, is needed to make such substitute or successor rate comparable to the relevant London interbank offered rate for U.S. dollar deposits, in a manner that is consistent with industry-accepted practices for such substitute or successor rate. In the event that the Agent disagrees with any determination by the Corporate Taxpayer set forth in this paragraph, and such disagreement is not resolved within thirty (30) days of submission by the Agent of notice of such disagreement to the Corporate Taxpayer, such disagreement shall be deemed a “Reconciliation Dispute,” and shall be subject to the Reconciliation Procedures set forth in Section 7.10 hereof.

“LS Power” means LS Power Equity Partners IV, L.P.

“Majority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer Group) if the Corporate Taxpayer Group had exercised its right of Early Termination on such date.

“Market Value” means the closing price of the Class A Shares on the applicable Redemption Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Redemption Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Redemption Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

Ex. F-7

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo LLC” has the meaning set forth in the Recitals of this Agreement.

“OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of OpCo LLC dated [__], as amended from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-Business Combination TRA” means any tax receivable agreement (or comparable agreement) entered into by any member of the Corporate Taxpayer Group pursuant to which any member of the Corporate Taxpayer Group is obligated to pay over amounts with respect to Tax benefits resulting from any increases in Tax basis, net operating losses or other Tax attributes to which any member of the Corporate Taxpayer Group becomes entitled as a result of a transaction (other than any Redemption) after the date of this Agreement.

“Post-Business Combination TRA Benefits” means any Tax benefits resulting from increases in Tax basis, net operating losses or other Tax attributes with respect to which any member of the Corporate Taxpayer Group is obligated to make payments under a Post-Business Combination TRA.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

Ex. F-8

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption” means any transfer (or deemed transfer or other transaction affecting adjusted Tax basis for U.S. federal income Tax purposes) in respect of any Units or Reference Assets resulting from (i) any of the BCA Transactions or (ii) a transfer by a TRA Holder, or by a permitted transferee of such TRA Holder (pursuant to the OpCo LLC Agreement), to OpCo LLC or to the Corporate Taxpayer Group pursuant to the Redemption Right or the Call Right, as applicable.

“Redemption Date” means each date on which a Redemption occurs.

“Redemption Notice” has the meaning given to the term “Redemption Notice” in the OpCo LLC Agreement.

“Redemption Right” means the redemption right of holders of Units set forth in Section 3.6(a) of the OpCo LLC Agreement.

“Reference Asset” means, with respect to any Redemption, an asset (other than cash or a cash equivalent) that is held or acquired by OpCo LLC (or any of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes, but only to the extent such subsidiaries are not held through any entity treated as a corporation for U.S. federal income Tax purposes) at the time of such Redemption. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Resolution of Disputes Procedures” means the procedures described in Section 7.9 of this Agreement.

“Schedule” means any of the following: (i) a Tax Attribute Schedule, (ii) a Tax Benefit Payment Schedule, (iii) the Early Termination Schedule or (iv) an Amended Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Sponsor Agent” means [●] or such other Person designated as such by LS Power.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income Tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income Tax purposes.

Ex. F-9

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement and any Post-Business Combination TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer Group as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date of the Business Combination.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes, and any interest, penalties or additions thereto.

“Taxing Authority” means the IRS and any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

Ex. F-10

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the OpCo LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer Group will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments (assuming, to the extent applicable, in calculating such deductions that the election under Section 168(k)(7) of the Code is made with respect to any actual or deemed Basis Adjustment arising from a Redemption made in the Taxable Year that includes the Early Termination Date or deemed to be made on the Early Termination Date pursuant to clause (v) of this definition), and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment or Imputed Interest generated as a result of payments under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer Group ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date (provided that, in any year that the Corporate Taxpayer Group is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision);

(iii) the U.S. federal, state and local income and franchise Tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law;

(iv) any Reference Asset that is not subject to amortization, depreciation or other cost recovery deduction to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifth anniversary of the Early Termination Date for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided, that in the event of a Change of Control which includes a taxable sale of such Reference Asset (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Asset), such Reference Asset shall be deemed disposed of at the time of the Change of Control; and

(v) if, at the Early Termination Date, there are Units that have not been transferred in a Redemption, then all Units shall be deemed to be transferred pursuant to the Redemption Right effective on the Early Termination Date.

Ex. F-11

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Tax Attribute Schedules. Within ninety (90) calendar days after the filing of the relevant Corporate Taxpayer Return for each Taxable Year, the Corporate Taxpayer shall deliver to each Agent a schedule (the “Tax Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each applicable TRA Holder, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Redemptions effected by or attributable to such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of a Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, a member of the Corporate Taxpayer Group shall deliver to each Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment with respect to such Corporate Taxpayer Return for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer Group intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation of the Actual Tax Liability, (iv) a copy of such Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by any Agent. In addition, the Corporate Taxpayer Group shall allow each Agent reasonable access at no cost to its appropriate representatives in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Ex. F-12

(b) For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Imputed Interest or any Post-Business Combination TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest or any Post-Business Combination TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement attributable to Basis Adjustments (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer Group in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which all Agents have received the applicable Schedule or amendment thereto unless (i) any Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer and each other Agent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) each Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date waivers from all Agents have been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Agents, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Agents shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agents, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust a Tax Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence and an Amended Schedule referenced in clause (vi) of the preceding sentence to each Agent in connection with the due date for delivery of the Tax Attribute Schedule for the following year. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Ex. F-13

Section 2.4 Section 754 Election. The Corporate Taxpayer shall cause OpCo LLC to (i) ensure that, on and after the date hereof and continuing throughout the term of this Agreement, OpCo LLC and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) and (ii) use commercially reasonable efforts to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, any entity in which OpCo LLC holds a direct or indirect interest that is treated as a partnership for U.S. federal income Tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agents becomes final in accordance with Section 2.3(a), the applicable member of the Corporate Taxpayer Group shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the applicable member of the Corporate Taxpayer Group, or as otherwise agreed by such member of the Corporate Taxpayer Group and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under the corresponding provision of any Post-Business Combination TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. Subject to Section 3.3, the portion of the Net Tax Benefit for a Taxable Year that is “Attributable” to a TRA Holder is the portion of such Net Tax Benefit that is derived from (i) any Basis Adjustment that was attributable, at the time of the relevant Redemption (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Redemption), to the Units acquired or deemed acquired by a member of the Corporate Taxpayer Group in a Redemption undertaken by or with respect to such TRA Holder or (ii) any Imputed Interest with respect to Tax Benefit Payments made to such TRA Holder. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Units in a Redemption, unless otherwise required by law.

(c) Notwithstanding any provision of this Agreement to the contrary, unless a TRA Holder elects for the provisions of this Section 3.1(c) not to apply to any Redemption, by notifying the Corporate Taxpayer Group in writing on or before the due date for providing the Redemption Notice with respect to such Redemption, the aggregate Tax Benefit Payments to be made to such TRA Holder, with respect to the related Redemption shall be limited to (i) 50%, or such other percentage such TRA Holder elects to apply by notifying the Corporate Taxpayer Group in writing on or before the due date for providing the Redemption Notice with respect to such Redemption, of (ii) the amount equal to the sum of (A) any cash, excluding any Tax Benefit Payments, received by such TRA Holder in such Redemption and (B) the aggregate Market Value of the Class A Shares received by such TRA Holder in such Redemption, provided, for the avoidance of doubt, that such amount shall not include any Imputed Interest with respect to such Redemption. An election made by a TRA Holder pursuant to this Section 3.1(c) may not be revoked.

Ex. F-14

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements. It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer Group’s Tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer Group does not have sufficient taxable income in such Taxable Year to fully utilize available deductions and other attributes:

(i) the limitation on the Tax benefit for the Corporate Taxpayer Group shall first be allocated among the Tax Receivable Agreements as follows: (A) first among any Post-Business Combination TRAs (and then among all Persons eligible for payments thereunder in the manner set forth in such Post-Business Combination TRAs) and (B) then, to the extent of any remaining limitation on the Tax benefit for the Corporate Taxpayer Group after the application of clause (A), to this Agreement (and then among all TRA Holders as set forth in Section 3.3(a)(ii) below) (for the avoidance of doubt, for purposes of this Section 3.3(a)(i), it is intended that in calculating the Corporate Taxpayer Group’s Tax benefit subject to the Tax Receivable Agreements, any available taxable income of the Corporate Taxpayer Group be first allocated to this Agreement and any remaining available taxable income will then be allocated to any Post-Business Combination TRA); and

(ii) if any part of the limitation on the Tax benefit is allocated to this Agreement, such allocated limitation shall be further allocated among all TRA Holders in proportion to the respective portion of the Net Tax Benefit that would have been Attributable to each such TRA Holder in such Taxable Year under this Agreement if the Corporate Taxpayer Group had sufficient taxable income in such Taxable Year so that there was no such limitation; provided that if any portion of the Net Tax Benefit for such Taxable Year results from the carryback of a loss or other Tax item to such Taxable Year from a later Taxable Year (for the avoidance of doubt, carrybacks of losses and other Tax items from more than one later Taxable Year shall be used in the order prescribed in the applicable rules of the Code and the Treasury Regulations), no part of the limitation shall be allocated to the Tax benefits set forth on the Schedule prior to its amendment to reflect the carryback and any limitation shall instead be applied to the Tax benefits carried back and such limitation shall be further allocated among all TRA Holders in proportion to the respective portion of the Net Tax Benefit that would have been Attributable to each such TRA Holder in the Taxable Year in which such carried back losses or other Tax items arose under this Agreement if the Corporate Taxpayer Group had sufficient taxable income in such Taxable Year so that there was no such limitation.

Ex. F-15

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer Group does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then (i) the Corporate Taxpayer Group will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under this Agreement (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full), and (ii) after fulfilling the obligations set forth in clause (i) of this Section 3.3(b), the Corporate Taxpayer Group will then pay all amounts due under any Post-Business Combination TRA in respect of such Taxable Year (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full).

(c) To the extent the Corporate Taxpayer Group makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer Group will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under the Tax Receivable Agreements in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV
TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. The Corporate Taxpayer Group may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer Group may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer Group, the Corporate Taxpayer Group shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Ex. F-16

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (b) payment of any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice, and (c) except to the extent included in the Early Termination Payment or if included as a payment under clause (b) of this Section 4.2, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 4.3 Breach of Agreement.

(a) In the event that the Corporate Taxpayer Group breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise, then if the Majority TRA Holders so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) payment of any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) except to the extent included in the Early Termination Payment or if included as a payment under clause (ii) of this Section 4.3(a), any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach. Notwithstanding the foregoing, in the event that the Corporate Taxpayer Group breaches this Agreement, if the Majority TRA Holders do not elect to treat such breach as an Early Termination pursuant to this Section 4.3(a), the TRA Holders shall be entitled to seek specific performance of the terms hereof.

(b) The parties agree that the failure of the Corporate Taxpayer Group to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Corporate Taxpayer Group fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer Group has insufficient funds available to make, or to the extent that the Corporate Taxpayer Group is contractually constrained from making, such payment in the Corporate Taxpayer Group’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer Group does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which OpCo LLC or any Subsidiary of OpCo LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer Group makes any distribution of cash or other property (other than Class A Shares) to its stockholders while any Tax Benefit Payment is due and payable but unpaid. The Corporate Taxpayer Group shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and shall use its commercially reasonable efforts to avoid entering into loan agreements that could be reasonably anticipated to materially delay or restrict the timing of any Tax Benefit Payments payable under this Agreement.

Ex. F-17

Section 4.4 Early Termination Notice. If the Corporate Taxpayer Group chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer Group shall deliver to each Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer Group shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers related to the calculation of the Early Termination Payment reasonably requested by any Agent, in each case, as soon as reasonably practicable following the occurrence of such event or delivery of the Early Termination Notice, as applicable. In addition, the Corporate Taxpayer Group shall allow each Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer Group in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all Agents have received such Schedule or amendment thereto unless (x) any Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer Group and each other Agent with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) each Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date waivers from all Agents have been received by the Corporate Taxpayer Group (the “Early Termination Effective Date”). If the Corporate Taxpayer Group and the Agents, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer Group of the Material Objection Notice, the Corporate Taxpayer Group and the Agents shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

Section 4.5 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer Group shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer Group and the TRA Holder.

(b) A TRA Holder’s “Early Termination Payment” as of the Early Termination Date shall equal, with respect to each TRA Holder, the present value, discounted at the Agreed Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer Group to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

Ex. F-18

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, any payment pursuant to Section 4.2 resulting from a Change of Control or any payment pursuant to Section 5.2 shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer Group (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer Group that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer Group fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(b). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporate Taxpayer Group shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer Group. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer Group’s and OpCo LLC’s Tax Matters. Except as otherwise provided herein or in the OpCo LLC Agreement, the Corporate Taxpayer Group shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer Group and OpCo LLC, and any of its Subsidiaries, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer Group shall notify each Agent of, and keep each Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer Group or OpCo LLC or any of its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide each Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer Group, OpCo LLC or any of its Subsidiaries and their respective advisors concerning the conduct of any such portion of a Tax Proceeding; provided, however, that the Corporate Taxpayer Group shall not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest (and, in each case, that is reasonably expected to have a material effect on the TRA Holders’ rights under this Agreement) without the written consent of the relevant Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer Group and OpCo LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the OpCo LLC Agreement.

Ex. F-19

Section 6.2 Consistency. Unless there is a Determination to the contrary, the Corporate Taxpayer Group and each of the TRA Holders agree to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(b) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3). If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

Section 6.3 Cooperation. Each TRA Holder shall (i) furnish to the Corporate Taxpayer Group in a timely manner such information, documents and other materials as the Corporate Taxpayer Group may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer Group and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer Group or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer Group shall reimburse each TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. The Sponsor Agent shall promptly deliver to LS Power all material information (including the Tax Attribute Schedule and Tax Benefit Payment Schedule) received by the Sponsor Agent hereunder in its capacity as an Agent.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

Ex. F-20

If to the Corporate Taxpayer or the Corporate Taxpayer Group, to:

[

]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[

]

If to the Sponsor Agent, to:

[

]

If to a TRA Holder, other than an Agent, that is or was a partner in OpCo LLC, to:

The address set forth in the records of OpCo LLC.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Ex. F-21

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign this Agreement to any Person without the prior written consent of the Corporate Taxpayer Group, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the OpCo LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units without the prior written consent of the Corporate Taxpayer Group; (ii) LS Power and any of its Affiliates shall have the right to assign its rights under this Agreement without the prior written consent of the Corporate Taxpayer Group, and (iii) the right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once a Redemption has occurred, arise with respect to the Units transferred in such Redemption, may be assigned to any Person or Persons without the prior written consent of the Corporate Taxpayer Group, provided further, that, in the case of both clause (i) and clause (ii), such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer Group, agreeing to become a “TRA Holder” for all purposes of this Agreement, and, in the case of clause (iii), any such Person has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer Group, agreeing to be bound by Section 7.13 and acknowledging specifically the terms of Section 7.6(c) and Section 7.11. For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units the rights of such TRA Holder under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Redemption of, such Units.

(b) Any Person designated as an Agent, other than the Sponsor Agent, may not be changed without the prior written consent of the Corporate Taxpayer Group and the Majority TRA Holders (for this purpose, calculated by excluding LS Power and any of its Affiliates).

(c) Notwithstanding the foregoing provisions of this Section 7.6, no assignee described in Section 7.6(a)(iii) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

Ex. F-22

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer Group shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any member of the Corporate Taxpayer Group, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer Group would be required to perform if no such succession had taken place.

Section 7.7 Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer, the Majority TRA Holders and, for so long as LS Power or any of its Affiliates holds an interest herein, LS Power; provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the relevant Agent, in the case of provisions relating to such Agent, or in the case of any other provision, by the party against whom such waiver is to be effective.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9 (the “Resolution of Disputes Procedures”). The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

Ex. F-23

(b) Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer Group may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), each Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the Corporate Taxpayer (or a member of the Corporate Taxpayer Group) as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION of any federal court of the District of Delaware or the Delaware Court of Chancery FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS Section 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Ex. F-24

Section 7.10 Reconciliation. In the event that any Agent and the Corporate Taxpayer Group are unable to resolve a disagreement with respect to the calculations required to produce the Schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or Schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer Group and such Agent agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer Group or such Agent or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any Tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer Group, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer Group except as provided in the next sentence. The Corporate Taxpayer Group and such Agent shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Agent’s position (as determined by the Expert), in which case the Corporate Taxpayer Group shall reimburse such Agent for any reasonable out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporate Taxpayer Group’s position (as determined by the Expert), in which case such Agent shall reimburse the Corporate Taxpayer Group for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer Group, the Agents, and the TRA Holders and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Corporate Taxpayer Group and each of its Affiliates shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer Group and each of its Affiliates is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer Group and each of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. In connection with any withholding for Taxes, the Corporate Taxpayer Group and each of its Affiliates shall make commercially reasonably efforts to (i) minimize or eliminate any withholding Tax imposed on any amounts payable hereunder to a TRA Holder and (ii) cooperate with any TRA Holder with respect to such TRA Holder’s efforts to obtain necessary and available information for such TRA Holder to make filings, applications or elections to obtain any exemption, exclusion, credit or refund associated with taxation (including withholding Tax) on any amounts payable by the Corporate Taxpayer Group and each of its Affiliates to such TRA Holder.

Ex. F-25

Section 7.12 Admission of a member of the Corporate Taxpayer Group into a Consolidated Group; Transfers of Corporate Assets.

(a) If any member of the Corporate Taxpayer Group is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control, the (i) provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer Group (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), OpCo LLC or any of OpCo LLC’s direct or indirect subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (a “Transferor”) directly or indirectly transfers, or is deemed to transfer, directly or indirectly, for U.S. federal income Tax purposes, one or more Reference Assets to (i) a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code or (ii) a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) in a transaction that is wholly or partially exempt from Tax, in each case, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Transferor shall be equal to the gross fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.12(b), a transfer of an interest in an entity treated as a partnership for U.S. federal income Tax purposes shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Ex. F-26

Section 7.13 Confidentiality.

(a) Each Agent, each TRA Holder and each of such TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer Group and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer Group and its Affiliates and successors, concerning OpCo LLC and its Affiliates and successors or the TRA Holders, learned by any Agent or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, any Agent may reasonably disclose information received by it in the ordinary course of such Agent’s duties as Agent to the TRA Holders for which it is Agent. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer Group or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer Group prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer Group), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, each Agent (and each employee, representative or other agent of such Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer Group, OpCo LLC, the Agents, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agents or any TRA Holder relating to such Tax treatment and Tax structure.

(b) If an Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer Group shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer Group or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Ex. F-27

Section 7.14 No More Favorable Terms. No member of the Corporate Taxpayer Group shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer Group is obligated to pay amounts with respect to Tax benefits resulting from any increases in Tax basis, net operating losses or other Tax attributes to which the Corporate Taxpayer Group becomes entitled as a result of a transaction) if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer Group may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Redemption that as of the date of this Agreement would be treated as capital gain to instead be treated as ordinary income or to be otherwise taxed at ordinary income rates for U.S. federal income Tax purposes or (b) would have other material adverse Tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the election of such TRA Holder and to the extent specified by such TRA Holder, but solely with respect to such TRA Holder, this Agreement (i) shall cease to have further effect, (ii) shall not apply to a Redemption by such TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.16 Independent Nature of TRA Holders’ Rights and Obligations. The rights and obligations of each TRA Holder are independent of the rights and obligations of any other TRA Holder. Solely by virtue of entering into this Agreement, no TRA Holder shall be responsible for the performance of the obligations of any other TRA Holder, nor shall any TRA Holder have the right to enforce the rights or obligations of any other TRA Holder. The obligations of each TRA Holder are solely for the benefit of, and shall be enforceable solely by, the Corporate Taxpayer Group. The decision of each TRA Holder to enter into this Agreement has been made by such TRA Holder independently of any other TRA Holder, except to the extent such TRA Holders are Affiliates or are otherwise under common Control. Nothing contained herein or in any other agreement or document delivered at any closing (other than the OpCo LLC Agreement), and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporate Taxpayer Group acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows]

Ex. F-28

IN WITNESS WHEREOF, the Corporate Taxpayer, Corporate Taxpayer Sub, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

corporate taxpayer:

By:
Name:
Title:

corporate taxpayer SUB:

By:
Name:
Title:

AGENT:

By:
Name:
Title:

[The signatures of the TRA Holders are attached in Schedule A.]

Ex. F-29

SCHEDULE A

TRA HOLDERS

Ex. F-Schedule A-1

EXHIBIT G

Form of Company Assignment and Contribution Agreement

[Attached]

FORM OF COMPANY ASSIGNMENT AND CONTRIBUTION AGREEMENT

This Assignment and Contribution Agreement (this “Agreement”) is made as of [●] (the “Closing Date”), by and among EVgo Holdings, LLC, a Delaware limited liability company (the “Contributor”) and EVGO OPCO, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“OpCo”). Capitalized terms used but not herein defined will have the meanings given to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Contributor owns, beneficially and of record, all of the issued and outstanding limited liability interests of EVgo HoldCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (the “Company” and such interests, the “Company Interests”);

WHEREAS, the Contributor and OpCo and the other parties thereto entered into that certain Business Combination Agreement, dated as of January 21, 2021 (as it may be amended, supplemented, or modified from time to time, the “Business Combination Agreement”), under which the Contributor agreed to contribute and assign, directly or indirectly, to OpCo, and OpCo agreed to accept from the Contributor the Company Interests, all on the terms and subject to the conditions set forth therein; and

WHEREAS, in accordance with the Business Combination Agreement, the contribution and acceptance of the Company Interests is to occur immediately following the SPAC Contribution.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained herein and in the Business Combination Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Assignment and Assumption. Effective as of immediately following the SPAC Contribution on the Closing Date, the Contributor hereby contributes, conveys, assigns, transfers and delivers to OpCo all of its rights, title, interest and obligations in and to the Company Interests, and OpCo hereby accepts and receives such Company Interests, in exchange for the consideration set forth in the Business Combination Agreement.

2. Successors and Assigns. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party hereto without the prior express written consent of the other parties hereto. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4. Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court.

Ex G-1

5. Counterparts; Headings. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6. No Modification of Business Combination Agreement. This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Business Combination Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Business Combination Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Business Combination Agreement.

7. Waiver of Other Representations. Except for those representations and warranties expressly contained in the Business Combination Agreement, the Company Interests are being transferred “as-is, where is, with all faults” and the Contributor expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or its assets or the prospects, risks and other incidents of the Company and its assets.

8. Waiver of Claims. For the avoidance of doubt, OpCo shall not have any claim of any kind, direct or indirect, express or implied, against the Contributor pursuant to this Agreement.

Ex G-2

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the date first written above.

OPCO:

EVGO OPCO, LLC

By
Name:
Title :

Signature Page to
Company Assignment and Contribution Agreement

Ex G-3

CONTRIBUTOR:

EVGO HOLDINGS, LLC

By
Name:
Title:

Signature Page to
Company Assignment and Contribution Agreement

Ex G-4

EXHIBIT H

Directors of SPAC

1.	Seven members to be designated by the Holdings, including two independent directors.

2.	Beth Comstock

3.	Cathy Zoi

Ex H-1

EXHIBIT I

Form of Nomination Agreement

[Attached]

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and between EVgo Inc., a Delaware corporation f/k/a Climate Change Crisis Real Impact I Acquisition Corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereto (each a “Principal Stockholder,” and collectively, the “Principal Stockholders”).

WHEREAS, on January 21, 2021, the Company, CRIS Thunder Merger LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, EVgo Holdings, LLC, a Delaware limited liability company (“EVgo Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company and EVgo Opco, LLC, a Delaware limited liability company and wholly-owned subsidiary of EVgo Holdings, entered into that certain Business Combination Agreement, pursuant to which the parties thereto will undertake certain transactions to effect an initial business combination (the “Business Combination”);

WHEREAS, in connection with, and effective upon, the consummation of the Business Combination, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any Principal Stockholder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such Principal Stockholder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such Principal Stockholder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each of the Principal Stockholders is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

Ex I-1

“Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Closing” means the Closing of the Business Combination.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Initial Share Ownership” means, with respect to the Principal Stockholders, the number of shares of Common Stock held by the Principal Stockholders as of the closing of the Business Combination.

“LS Directors” means the designees of the Principal Stockholders.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Stockholder Group” means the Principal Stockholders and any of their respective Affiliates and Affiliated Investors and their respective successors and permitted assigns.

“Transfer” shall mean the (a) (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of (ii) or agreement to dispose of or (iii) establishment or increase of a “put equivalent position” or liquidation with respect to or decrease of a “call equivalent position” within the meaning of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, in each case (i), (ii) and (iii), any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

Ex I-2

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

Article II
VOTING AND GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the closing of the Business Combination, the Board shall initially consist of nine directors, including Cathy Zoi, Beth Comstock, [Independent Director], [Independent Director], [LS Director], [LS Director], [LS Director], [LS Director] and [LS Director] (the “Initial Directors”). The audit committee of the Board shall initially consist of three directors, including [CRIS Designee], [LS Designee or Independent Director] and [Independent Director]. Of the Initial Directors, [●], [●], [●], [●] and [●] are each deemed to be LS Directors. The Board will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the Company’s annual meetings of shareholders in 2022, 2023 and 2024, respectively. Beth Comstock, [LS Designee] and [LS Designee] will be assigned to Class I, [Independent Director], [LS Designee] and [LS Designee] will be assigned to Class II, and Cathy Zoi, [Independent Director] and [LS Designee] will be assigned to Class III. From and after the closing of the Business Combination, the rights of the Principal Stockholders to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.1. Upon consummation of the Business Combination, the Board shall include the applicable LS Directors referred to in this paragraph (a), and such other individuals as shall be nominated and elected to the Board from time to time by the Board or the Company’s stockholders consistent herewith and with applicable law.

(b) (i) For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 50% of its Initial Share Ownership, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in five (5) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 50% of its Initial Share Ownership but at least 40% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in four (4) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 40% of its Initial Share Ownership but at least 30% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in three (3) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 30% of its Initial Share Ownership but at least 15% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in two (2) LS Directors serving on the Board. For so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing less than 15% of its Initial Share Ownership but at least 2.5% of the outstanding shares of Common Stock at any time, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to nominate for election at each annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by the Principal Stockholders that, if elected, would result in one (1) LS Director serving on the Board.

Ex I-3

(ii) Subject to applicable laws and stock exchange regulations, for so long as the Principal Stockholder Group Beneficially Owns a number of shares of Common Stock representing at least 10% of its Initial Share Ownership, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) LS Director to serve on each committee of the Board.

(iii) Following the closing of the Business Combination and for so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to appoint one (1) LS Director to serve as Chair of the Board.

(c) In the event that the Principal Stockholders have nominated fewer than the total number of designees that the Principal Stockholders shall be entitled to nominate pursuant to Section 2.1(b), then the Principal Stockholders shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all necessary corporate action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable such Principal Stockholders to so nominate such additional designee(s), and (y) designate such additional designees nominated by the Principal Stockholders to fill such newly created vacancy or vacancies, as applicable.

(d) Following the closing of the Business Combination and for so long as the Principal Stockholder Group is entitled to designate any Person to the Board pursuant to Section 2.1, the Board shall consist of nine members (other than as contemplated by Section 2.1(c) or Section 2.1(e) or to the extent necessary to comply with applicable law or listing standards).

(e) The Principal Stockholders may cause any LS Director to resign from time to time and at any time upon notice to the Company.

(f) In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a LS Director, the Principal Stockholders shall be entitled to designate an individual to fill the vacancy so long as the total number of LS Directors serving on the Board immediately following the filling of such vacancy will not exceed the total number of persons the Principal Stockholders are entitled to designate pursuant to Section 2.1(b)(i) on the date of such replacement designation. The Company shall take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board as soon as reasonably possible.

Ex I-4

(g) The Company agrees to take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as a LS Director pursuant to this Agreement.

Section 2.2 [Reserved]

Section 2.1 Lock-Up. Each Principal Stockholder agrees that, following the Closing, it, he or she, severally and not jointly, shall not Transfer any shares of Class A Common Stock issuable upon exchange of any common units of EVgo Opco, LLC held by such Principal Stockholder equal to the number set forth opposite such Principal Stockholder’s name on Exhibit A under the heading “Lock-Up Shares” (the “Lock-Up Shares”) until the earlier of (i) 180 days after the Closing, and (ii) subsequent to the Closing, the date the VWAP (as defined below) of the Class A Common Stock equals or exceeds $12.00 per share for any 20 Trading Days (as defined below) within any 30-Trading Day period or (y) the date following the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with a third party that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. For purposes of this Agreement, (i) “VWAP” of the Class A Common Stock on any Trading Day means the per share volume-weighted average price of the Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page https://www.bloomberg.com/quote/CLII:US (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company) and (ii) “Trading Day” shall mean a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

Article III
INFORMATION

Section 3.1 Access. Each LS Director is permitted to disclose to the Principal Stockholder Group information about the Company and its Affiliates that he or she receives as a result of being a Director.

Article IV
EFFECTIVENESS AND TERMINATION

Section 4.1 Effectiveness. This Agreement shall become effective upon the closing of the Business Combination. To the extent the closing of the Business Combination does not occur, the provisions of this Agreement shall be without any force or effect.

Ex I-5

Section 4.2 Termination. This Agreement shall terminate upon the delivery of written notice to the Company by the Principal Stockholders. Further, at such time as the Principal Stockholder Group no longer Beneficially Owns at least 2.5% of the outstanding shares of Common Stock at any time, all rights and obligations of the Principal Stockholder Group under this Agreement shall terminate.

Article V
MISCELLANEOUS

Section 5.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (i) personally delivered, when received, (ii) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (iii) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (iv) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a) If to the Company, to:

EVgo Inc.
[●]

(b) If to the Principal Stockholders, to:

[EVgo Holdings, LLC]
[c/o LS Power Equity Advisors, LLC
1700 Broadway, 35th Floor
New York, New York 10019
Attention: General Counsel
Email: jstaikos@lspower.com]

Section 5.2 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Ex I-6

Section 5.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) except as provided in Section 3.2 with respect to any individual associated with the Principal Stockholder Group, is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 5.5 Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein. The Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder Group entity being deprived of the rights contemplated by this Agreement.

Section 5.6 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 5.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Ex I-7

Section 5.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto and the consent of a majority of the Directors that are not LS Directors, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that any Principal Stockholder may assign any of its respective rights hereunder to any of its Affiliated Investors. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 5.10 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

Ex I-8

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

EVgo Inc.
By:
	Name:	Cathy Zoi
	Title:	Chief Executive Officer

[Signature Page to Nomination Agreement]

Ex I-9

PRINCIPAL STOCKHOLDERS:

[EVgo Holdings, LLC]

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Nomination Agreement]

Ex I-10

EXHIBIT A

Principal Stockholder	Address	Total Shares	Lock-Up Shares
[EVgo Holdings, LLC]	[●]	[●]	[●]
[●]	[●]	[●]	[●]

Ex. I-Exhibit A

SCHEDULE A

Company Knowledge Parties

1.	Cathy Zoi

2.	Olga Shevorenkova

3.	Ivo Steklac

SCHEDULE B

SPAC Knowledge Parties

1.	Daniel Gross

2.	John Cavalier

3.	David Crane